UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.   )

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

MAGNITE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Magnite, Inc.
1250 Broadway, 15th Floor
New York, New York 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2022

The annual meeting of stockholders of Magnite, Inc. (the “company”) will be held on Tuesday, June 7, 2022, at 2:00 p.m. Eastern time, to consider and act upon the matters described below. In light of the ongoing coronavirus (COVID-19) pandemic, and out of an abundance of caution and appreciation for our stockholders, this year’s annual meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend the annual meeting, view the list of our registered stockholders, vote and submit your questions during the meeting by visiting https://web.lumiagm.com/293659257 and entering the control number included on the Notice of Internet Availability or the proxy card or voting instruction form (if you received a printed copy of the proxy materials) that you receive. Beneficial owners should review the proxy materials and their voting instruction form or Notice of Internet Availability for information about how to vote in advance of and how to participate in the meeting. You will not be able to attend the annual meeting in person.

1.Election of three Class II directors to serve until the company’s 2025 annual meeting of stockholders and until their respective successors are duly elected and qualified.

2.Ratification of the selection of Deloitte and Touche LLP as the company’s independent registered public accounting firm for the current fiscal year.

3.Approval, on an advisory basis, of the compensation of the company’s named executive officers.

4.Transaction of such other business as may properly come before the meeting or any postponement or adjournment thereof.

Stockholders of record at the close of business on April 14, 2022 will be entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING ONLINE, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES, PLEASE VOTE AS PROMPTLY AS POSSIBLE. YOU ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS ELECTRONICALLY OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR, IF YOU RECEIVED A PRINTED COPY OF THE PROXY MATERIALS, ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM. IF YOU REQUESTED A PRINTED COPY OF YOUR PROXY MATERIALS, YOU MAY ALSO VOTE BY MAIL BY SIGNING, DATING, AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM IN THE PRE-PAID ENVELOPE PROVIDED. VOTING NOW VIA PROXY WILL NOT LIMIT YOUR RIGHT TO CHANGE YOUR VOTE OR TO ATTEND THE ANNUAL MEETING ONLINE.

By Order of the Board of Directors,

Aaron Saltz General Counsel and Corporate Secretary

New York, New York
April 26, 2022

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements, including statements based upon or relating to our expectations, assumptions, estimates, and projections. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “anticipate,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions. Such forward-looking statements may include, but are not limited to, statements concerning acquisitions by the Company, including the acquisition of SpotX, Inc. (“SpotX,” and such acquisition the “SpotX Acquisition”), or SpringServe, LLC (“SpringServe” and such acquisition the “SpringServe Acquisition”), or the anticipated benefits thereof; statements concerning potential synergies from the Company’s acquisitions; statements concerning the potential impacts of the COVID-19 pandemic on our business operations, financial condition, and results of operations and on the world economy; our anticipated financial performance; anticipated benefits or effects related to our completed merger with Telaria, Inc. in April 2020 (“Telaria” and such merger the “Telaria Merger”); key strategic objectives, industry growth rates for ad-supported connected television (“CTV”) and the shift in video consumption from linear TV to CTV; anticipated benefits of new offerings; the impact of transparency initiatives we may undertake; the impact of our traffic shaping technology on our business; the effects of our cost reduction initiatives; scope and duration of client relationships; the fees we may charge in the future; business mix; sales growth; benefits from supply path optimization; the development of identity solutions; client utilization of our offerings; our competitive differentiation; our market share and leadership position in the industry; market conditions, trends, and opportunities; certain statements regarding future operational performance measures; and other statements that are not historical facts. These statements are not guarantees of future performance; they reflect our current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements.

Such risks and additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements include those described throughout our 2021 Annual Report on Form 10-K and particularly under the heading “Risk Factors.” Unless required by federal securities laws, we assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Given these uncertainties, investors should not place undue reliance on these forward-looking statements.

Readers should carefully review this proxy statement and the documents that we have filed or will file with the SEC that disclose risks and uncertainties that may affect our business.

Magnite, Inc.
1250 Broadway, 15th Floor
New York, New York 10001

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2022

This proxy statement is provided in connection with the solicitation of proxies by the board of directors (the “board of directors” or “board”) of Magnite, Inc. (the “company” or “Magnite”) for use at Magnite’s annual meeting of stockholders to be held on Tuesday, June 7, 2022 at 2:00 p.m. Eastern time, and at any postponement or adjournment thereof (the “Annual Meeting”). In light of the ongoing coronavirus (COVID-19) pandemic, and out of an abundance of caution and appreciation for our stockholders, the Annual Meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend the Annual Meeting, view the list of our registered stockholders, vote and submit your questions during the meeting by visiting https://web.lumiagm.com/293659257 and entering the control number included in the Notice of Internet Availability or the proxy card or voting instruction form (if you received a printed copy of the proxy materials) that you receive. Beneficial owners should review the proxy materials and their voting instruction form or Notice of Internet Availability for information about how to vote in advance of and how to participate in the Annual Meeting. You will not be able to attend the annual meeting in person.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Annual Report”) are available on the Internet at www.proxyvote.com. These materials are also available on our corporate website at http://investor.magnite.com/. The other information on our corporate website does not constitute part of this proxy statement.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

You are invited to attend the Annual Meeting via live webcast, and we request that you vote on the proposals described in this proxy statement as soon as possible. You can vote your shares without attending the Annual Meeting by appointing a proxy to vote your shares as explained below. Please note that if your shares are held of record by a broker, bank or other nominee, you should contact your bank, broker or other nominee (preferably at least several days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting. See “Matters Relating to Virtual Annual Meeting” below for further instructions.

Notice of Internet Availability of Proxy Materials

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials, we are furnishing proxy materials to our stockholders on the Internet and mailing printed copies of the proxy materials only to a limited number of our stockholders. If you are a stockholder of record and you have received a printed copy of these proxy materials by mail, you may simply complete, sign and return your proxy card by mail or follow the instructions on your proxy card to submit your proxy via the Internet or telephone. If you hold your shares in street name, which means your shares are held of record by a broker, bank, or other nominee, you will receive instructions from your broker, bank, or other nominee on how to vote your shares. Stockholders receiving a Notice of Internet Availability of Proxy Materials by mail will generally not receive a printed copy of the proxy materials unless they specifically request a printed copy in accordance with the instructions included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials provides instructions as to how to (i) access and review the information contained in the proxy materials, (ii) submit voting instructions via the Internet or telephone or by mail, and (iii) request a printed copy of the proxy materials. You may also participate in and vote at the Annual Meeting by visiting the following website: https://web.lumiagm.com/293659257. See “Matters Relating to Virtual Annual Meeting” below for further instructions. Even if you plan to participate in the Annual Meeting online, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend the Annual Meeting online.

We intend to begin distributing our proxy materials to stockholders via paper copy mailing and the Notice of Internet Availability of Proxy Materials on or about April 26, 2022.

Business to be Conducted at Annual Meeting; Recommendation of Board of Directors

Each properly submitted proxy will be voted in accordance with the stockholder’s instructions contained therein. If no choice is specified, properly executed proxies that have not been revoked will be voted in accordance with the recommendations of the board of directors as follows:

•FOR election of each of the Class II directors to serve until the company’s 2025 annual meeting of stockholders and until their respective successors are duly elected and qualified (see “Proposal 1 – Election of Directors”);

•FOR ratification of the selection of Deloitte and Touche LLP as the company’s independent registered public accounting firm for the current fiscal year (see “Proposal 2 – Ratification of the Selection of Deloitte and Touche LLP as Independent Registered Public Accounting Firm”); and

•FOR approval, on an advisory basis, of the compensation of the company’s named executive officers (see “Proposal 3 – Advisory Vote to Approve the Compensation of our Named Executive Officers”).

As to any other business that may properly come before the Annual Meeting, the persons acting as proxies will vote, or otherwise act, in accordance with their judgment on such matter. Our board of directors does not presently know of any other business that may come before the Annual Meeting.

The company will pay all costs of proxy solicitation. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians, and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

Matters Relating to Virtual Annual Meeting

Our board of directors annually considers the appropriate format of our annual meeting of stockholders. As part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the Annual Meeting, and in light of the COVID-19 pandemic, our board of directors believes that hosting a virtual Annual Meeting is in our best interest and the best interest of our stockholders and enables increased stockholder attendance and participation. Furthermore, our board of directors has determined that hosting a virtual annual meeting of stockholders will provide expanded access, improved communication, and cost savings. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate from any location around the world. We intend that the virtual meeting format will provide stockholders a similar level of transparency to the traditional in-person meeting format and we take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual Annual Meeting as they would at an in-person annual meeting of stockholders.

The live audio webcast of the Annual Meeting will begin promptly at 2:00 p.m. Eastern time. Online access to the audio webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for you to login and test your internet-connected device’s audio system. We encourage you to access the meeting in advance of the designated time. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log in page.

If you want to participate in and vote at the Annual Meeting, you will need will need the control number included on your Notice of Internet Availability of Proxy Materials or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting.

In addition, if you hold your shares in “street name” through an intermediary, such as a bank, broker or other nominee, in order to participate in and vote at the Annual Meeting you must first obtain, in advance, from your bank, broker or other nominee, a legal proxy reflecting the number of shares of the Company’s common stock that you held as of the record date, your name and email address, unless you previously obtained a legal proxy from your bank, broker or other nominee. You must then submit a request for registration to AST by email to proxy@astfinancial.com. Requests for registration must be labeled as “Legal Proxy” and be received by AST no later than 5:00 p.m. Eastern Time on May 27, 2022. Obtaining a legal proxy may take several days, or longer, and stockholders are advised to register as far in advance as possible. Proxy holders registered with AST will receive a control number and may access the Annual Meeting as described in the paragraph above for stockholders of record.

Our virtual Annual Meeting allows stockholders to submit questions and comments before and during the Annual Meeting. Stockholders who have accessed the Annual Meeting with a control number may submit questions during the Annual Meeting that are pertinent to the Company and the items being brought before a vote at the Annual Meeting, as time permits and in accordance with our rules of procedure for the Annual Meeting. If you wish to submit a question, you may do so when you are logged into the virtual meeting platform with your control number by typing your question in the designated spot on the dashboard and clicking “Submit.” After the Annual Meeting, we will spend up to 15 minutes answering stockholder questions that comply with the rules of conduct for the Annual Meeting, which will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we will answer them in writing on our investor relations website at http://investor.magnite.com/ soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

Voting and Quorum Requirements

On April 14, 2022, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 132,194,776 shares of our common stock, constituting all of our voting stock. Holders of our common stock are entitled to one vote per share. The holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote at the Annual Meeting, present via live webcast or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments and postponements thereof. Shares of our common stock represented via live webcast or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

You may vote FOR, AGAINST or ABSTAIN with respect to each director nominee (Proposal 1), ratification of the selection of Deloitte and Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2), and approval of the compensation of the company’s named executive officers (Proposal 3).

This is an uncontested election and our bylaws provide that a director nominee will be elected in an uncontested election only if the number of votes cast FOR the nominee’s election exceeds the number of votes cast AGAINST the nominee’s election, assuming a quorum is present. For the election of directors, shares of our common stock voted ABSTAIN and broker non-votes are not counted as votes cast and, therefore, will not be counted in determining the outcome of a director nominee’s election, but will count for purposes of determining whether a quorum is present.

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter, assuming a quorum is present, is required to (i) ratify the selection of Deloitte and Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2) and (ii) approve, on an advisory basis, the compensation of the company’s named executive officers (Proposal 3).

For each of Proposals 2 and 3, abstentions are considered shares present and entitled to vote on such matter. For each of Proposals 2 and 3, abstentions will have the same effect as votes AGAINST the matter.

Votes during the Annual Meeting will be tabulated by a representative of American Stock Transfer and Trust Company, who will serve as the Inspector of Elections. Our intention is to announce the preliminary voting results at the Annual Meeting and to publish the final results within four business days after the Annual Meeting on a Form 8-K to be filed with the SEC and which we will make available on our website at http://investor.magnite.com/.

Broker Discretionary Voting

If you hold your shares in street name through a bank, broker, or other nominee, you should follow the instructions that you receive from your bank, broker, or other nominee regarding steps to take to instruct your bank, broker, or other nominee how to vote your shares. If you do not provide voting instructions, your bank, broker, or other nominee is permitted to use its own discretion and vote your shares only on routine matters. However, for non-routine matters, your bank, broker, or other nominee does not have discretionary authority to vote your shares. The election of directors (Proposal 1) and the approval, on an advisory basis, of the compensation of the company’s named executive officers (Proposal 3) are each considered a non-routine matter, so brokers are not permitted to vote your shares with respect to such matters without receiving voting instructions from you. The ratification of the selection of Deloitte and Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2) is considered a routine matter. If your broker exercises its discretion to vote on Proposal 2 at the Annual Meeting, your shares will be voted on such proposal in the manner directed by your broker, but your shares will constitute “broker non-votes” on each other proposal voted on at the Annual Meeting.

Broker non-votes will not be counted as votes cast with respect to the election of directors (Proposal 1) and, therefore, will not be counted in determining the outcome of a director nominee’s election. For ratification of the selection of Deloitte and Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2) and approval, on an advisory basis, of the compensation of the company’s named executive officers (Proposal 3), broker non-votes, if any, will not be counted in determining the outcome of those items.

Deadline for Voting Before the Annual Meeting

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern Time on June 6, 2022 in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

Changing or Revoking Your Vote

If you are a stockholder of record you may revoke a previously submitted proxy by (i) delivering a subsequently dated written revocation to our Secretary, (ii) providing subsequent Internet or telephone voting instructions, or (iii) delivering a subsequently dated proxy to our Secretary, in each case, by 11:59 p.m. Eastern Time on June 6, 2022. You may also revoke your proxy by voting during the Annual Meeting. If your shares are held through a bank or broker (i.e., in street name), you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions. Attendance at the Annual Meeting will not cause your previously executed proxy to be revoked unless you vote during the Annual Meeting or specifically request such revocation. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

Householding of Proxy Materials

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy materials. This means that only one copy of our proxy materials or the Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple stockholders in your household unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. We will promptly deliver a separate Notice of Internet Availability of Proxy Materials and, if applicable, a separate proxy statement and Annual Report, to you if you contact us by mail at Magnite, Inc., 1250 Broadway, 15th Floor, New York, New York 10001, Attention: Corporate Secretary or by telephone at (212) 243-2769. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or phone number.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is classified into three classes (designated Class I, Class II and Class III), with members of each class holding office for staggered three-year terms. There are currently three Class II directors, whose terms expire at the Annual Meeting; four Class III directors, whose terms expire at the 2023 annual meeting of stockholders; and four Class I directors, whose terms expire at the 2024 annual meeting of stockholders, in all cases subject to the election and qualification of their respective successors and to their earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than the nominees named.

On March 21, 2022, our board of directors approved the expansion of the board from nine to eleven directors, with one newly created directorship being allocated to Class I and one newly created directorship being allocated to Class III. Diane Yu was appointed to fill the Class I vacancy and David Pearson was appointed to fill the Class III vacancy. On April 21, 2022, Mr. Pearson was appointed as the audit committee chair, replacing Lisa Troe, who will continue to serve on the audit committee.

Our process for nominating director candidates is described below under the caption “Director Candidate Nominating Procedures.” Our board of directors, upon the recommendation of the board’s nominating and governance committee, nominated each of Michael Barrett, Rachel Lam and Robert Spillane to stand for election as Class II directors at the Annual Meeting. Each nominee has indicated his or her willingness to serve if elected, but if he/she is unable or unwilling for good cause to serve, proxies may be voted for a substitute nominee designated by our board of directors or our board of directors may determine to reduce the size of the board. Each nominee, if elected, will hold office until the 2025 annual meeting of stockholders, subject to the election and qualification of his respective successor and to his earlier death, resignation or removal.

The table below lists the eleven directors expected to continue in service following the Annual Meeting and their committee assignments. A summary of the background for each nominee and continuing director is set forth after the table. These background summaries include the specific experience, qualifications, attributes, and/or skills that, together with the general characteristics and qualifications described below under the caption “Director Candidate Nominating Procedures,” contributed to our board’s conclusion that the person should serve as a director of the company.

			Committee Assignments
Name	Age(1)	Position	Audit	Compensation	Nominating and Governance	Member Since
Paul Caine	57	Chairman of the Board				April 2020
Michael G. Barrett	60	CEO and Director				March 2017
Robert J. Frankenberg	74	Lead Director		X		April 2014
Sarah P. Harden	50	Director		X		July 2019
Doug Knopper	61	Director		Chair	X	April 2020
Rachel Lam	54	Director	X		X	April 2020
David Pearson	56	Director	Chair			March 2022
James Rossman	56	Director	X	X		April 2020
Robert F. Spillane	71	Director	X		Chair	April 2014
Lisa L. Troe	60	Director	X		X	February 2014
Diane Yu	48	Director				March 2022

(1)As of April 14, 2022

Director Nominees – Class II

Michael G. Barrett has been a member of our board of directors and has served as our Chief Executive Officer since March 2017. Mr. Barrett has also served as our President since March 2017, except for the period from April 2020 to June 2020. Mr. Barrett has served as the President of Ichabod Farm Ventures LLC, an investment company that he founded, since December 2012. From January 2014 to December 2015, he served as President and Chief Executive Officer of Millennial Media, Inc. From July 2012 to December 2012, Mr. Barrett served as Global Chief Revenue Officer and Executive Vice President at Yahoo! Inc. Prior to Yahoo!, from January 2012 to July 2012, Mr. Barrett served as Director at Google Inc., where he led the integration efforts following Google’s acquisition of AdMeld Inc., a global supply side platform solution for premium publishers. Mr. Barrett previously served as Chief Executive Officer at AdMeld from November 2008 to December 2011. Mr. Barrett also held senior positions at AOL, Fox Interactive Media and Disney Online. Mr. Barrett served on the board of directors of Media Math, a demand-side platform, from January 2013 to April 2020. Mr. Barrett brings to the board extensive experience in digital advertising and advertising technology, as well as significant executive management expertise.

Rachel Lam has been a member of our board of directors since April 2020. She previously served as a member of Telaria’s board since May 2013. Ms. Lam is the Co-Founder and Managing Partner of Imagination Capital, an early stage venture capital firm founded in 2017. She has served on the board of Porch Group, Inc., a Nasdaq listed company that provides software and services to home service companies, since August 2021, where she is also the chair of the nominating and governance committee, and on the board of Innovid, Inc., a NYSE listed company that operates a leading CTV advertising delivery and measurement platform, since December 2021. From 2003 to 2017, Ms. Lam served as Group Managing Director of the Time Warner Investments Group, the strategic investing arm of Time Warner Inc. She managed Time Warner’s investments in numerous digital media companies, and served on the board of directors of privately held Maker Studios and Bluefin Labs prior to their sales to the Walt Disney Company and Twitter, respectively. Ms. Lam received a B.S. in industrial engineering and operations research from U.C. Berkeley and an M.B.A. from Harvard Business School. Ms. Lam brings to the board extensive experience investing in early and late stage digital media and technology companies, as well experience in banking and mergers and acquisitions.

Robert F. Spillane joined our board of directors in connection with our initial public offering in April 2014. From 1998 to 2017, Mr. Spillane was a Managing Principal at DigaComm, L.L.C., a private investment firm that leads early-stage venture capital transactions, primarily involving companies in technology and digital media. Mr. Spillane was formerly a Principal and President and CEO of the investment group DM Holdings, Inc., which was formed in 1991 to acquire Donnelley Marketing, Inc. from The Dun and Bradstreet Corporation. Donnelley Marketing was a leading direct marketing and information services company. Mr. Spillane served as President and CEO, and on the board of directors of Donnelley Marketing, Inc. Prior to joining DM Holdings, Mr. Spillane was the Executive Vice President of Diamandis Communications, Inc., then a leading consumer magazine publisher, formed in 1987 in a leveraged buyout of CBS Magazines from CBS Inc., and also served as a member of the Diamandis board of directors from 1987 to 1990. Prior to Diamandis, Mr. Spillane held various executive positions with CBS, Inc., including Senior Vice President Group Publisher, Vice President of Circulation, Vice President General Manager of the CBS Special Interest Magazine Group, and Vice President Sales and Marketing of Fawcett Books. His ten-year career at CBS culminated in service from 1985 to 1987 as Senior Vice President, Publishing of CBS Magazines. In that capacity, he was directly responsible for 10 magazines. From 1972 to 1977, Mr. Spillane held various positions with Chesebrough Ponds, Inc. Mr. Spillane also served on the board of directors of TVSM, Inc., a private media company, from 1992-1998. Mr. Spillane brings to the board expertise in the publishing and advertising businesses, as well as significant experience with operations and mergers and acquisitions.

Incumbent Directors – Class I

Robert J. Frankenberg joined our board of directors in connection with our initial public offering in April 2014. Mr. Frankenberg has owned NetVentures, a management consulting and investment firm focused on the high-tech industry, since 1996. He served on the board of directors of public company Nuance Communications from March 2000 to June 2018. He previously served as a member of the boards of directors of public companies Polycom from October 2013 to September 2016, Wave Systems from December 2011 to June 2015 and National Semiconductor until October 2011. He also serves on the boards of the Sundance Institute and Western Governor’s University (WGU) Development. Prior to its sale in 2004, Mr. Frankenberg chaired Kinzan, a leading provider of Internet services platforms. Mr. Frankenberg was the chairman, president, and CEO of Encanto Networks from June 1997 to July 2000 when the company’s major business was sold to Avaya. Encanto was a leading provider of eBusiness software and services to small business. From April 1994 to August 1996, Mr. Frankenberg was the Chairman/CEO of Novell, a networking software company. Prior to Novell, Mr. Frankenberg was the Vice President and Group General Manager of Hewlett-Packard’s Personal Information Products Group, responsible for HP’s personal computer, server, networking, office software, calculator, and consumer product lines. Mr. Frankenberg joined Hewlett-Packard in 1969 as a manufacturing technician, later became a design engineer, software designer, project manager, engineering and marketing executive, and general manager. He became a corporate vice president in 1990 and general manager of the Personal Information Products Group in 1991. He served in the US Air Force from 1965 to 1969. Mr. Frankenberg previously served on various other boards, including for America On Line (AOL), and holds several computer design patents. He brings to the board a deep knowledge of software, computer networks and systems, business operations, the technology industry, and public company governance and board service.

Sarah P. Harden joined our board of directors in July 2019. Ms. Harden brings more than two decades of experience in digital media, entertainment and direct-to-consumer video to the Company’s Board. Since January 2018, Ms. Harden has served as the Chief Executive Officer of Reese Witherspoon’s media company Hello Sunshine, which was acquired by Blackstone in August 2021. Prior to that, Ms. Harden held executive-level positions at Otter Media/The Chernin Group from 2013 to 2018, including President and Executive Vice President. Ms. Harden previously served as board member of privately held ESPN-Star Sports, Star China Media and The Moby Group and as a board director overseeing successful acquisitions and exits of private portfolio companies including Crunchyroll, Fullscreen, Roosterteeth, McBeard, and Stagebloc. Ms. Harden received her MBA from Harvard Business School and graduated with honors with a B.A. in international relations from The University of Melbourne. Ms. Harden brings to the board extensive experience leading and growing digital video, media and entertainment companies.

James Rossman has been a member of our board of directors since April 2020. He previously served as a member of Telaria’s board from January 2011 until April 2020, and served as Chairman of Telaria’s board from August 2012 to May 2013. Mr. Rossman currently serves as an Operating Partner at Silver Lake. From November 2012 to April 2018, he served as Special Advisor to General Atlantic, a global growth equity firm. From April 2009 to June 2012, he served in various roles at AKQA Inc., a digital services company, including President and Chief Operating Officer. From April 2001 to March 2009, Mr. Rossman served in several roles at Digitas, Inc., an integrated advertising agency and a member of the Publicis Groupe, S.A. (as of 2007), including as Chief Operating Officer. Mr. Rossman received a B.A. in economics from Trinity College and an M.M.M. from the Kellogg School of Management at Northwestern University. Mr. Rossman brings significant experience in operating and managing media agencies and advertising technology companies.

Diane Yu has been a member of our board of directors since March 2022. She served as the Chief Technology Officer of Better Holdco, Inc., which operates Better.com, an online platform for mortgage origination and related services, from January 2021 to April 2022, and she currently serves as an advisor to Better. Ms. Yu is the Co-Founder of FreeWheel Media, Inc., which provides a technology platform for the management and monetization of digital television advertising, and served as its Chief Technology Officer from 2007 to 2014, when FreeWheel was acquired by Comcast. Following the sale, Ms. Yu served as Chief Technology Officer of Comcast’s Advanced Advertising Division. Prior to co-founding FreeWheel, Ms. Yu spent over nine years at DoubleClick, where she served as the Vice President of engineering from 2005 until 2007. She received her Bachelor’s degree from Peking University in 1995 and a Master’s degree in Mathematics from the University of Ohio in 1998. Ms. Yu brings to the board extensive experience building, leading and scaling engineering teams for large digital advertising technology companies.

Incumbent Directors – Class III

Paul Caine has been a member and Chairman of our board of directors since April 2020. He previously served as the non-executive Chairman of Telaria from January 1, 2020 until April 2020 and as a member of Telaria’s board of directors from June 2014 until April 2020. He served as Telaria’s executive Chairman from July 2017 to December 31, 2019 and Telaria’s Interim Chief Executive Officer from February 2017 to July 2017 and as the non-executive Chairman of the Board from July 2016 to February 2017. Mr. Caine has served as President, On Location at Endeavor Group Holdings, Inc. since January 2020. Mr. Caine has served as the Chairman and Executive Director of the Board of Engine Group, a global marketing company, since January 2018, and as CEO and Founder of PC Ventures, LLC, an investment and advisory firm since August 2017. Mr. Caine served as the Chief Global Revenue Officer for Bloomberg Media from June 2014 to July 2016. From April 2013 to January 2014 he served as Chief Executive Officer and a member of the board of directors of WestwoodOne, Inc., the largest independent national audio media company in the U.S. From 1989 to 2013, Mr. Caine served in various capacities at Time Inc., including Executive Vice President, Chief Revenue Officer and Group President Time Inc. from January 2011 until April 2013, Executive Vice President, President and Group Publisher, Style and Entertainment Group from January 2010 to January 2011, and President, Style and Entertainment Group from January 2008 to January 2010. From 2007 to 2011, Mr. Caine served on the board of directors of Nexcen Brands, Inc., a strategic brand management company with a focus on retail franchising, where he served as a member of the audit and governance committees. Mr. Caine received a B.A. in Telecommunications with a minor in Business from Indiana University. Mr. Caine brings to the board expertise in branding and multi-media advertising sales and marketing, as well extensive experience serving on the boards of directors of public and private companies.

Doug Knopper has been a member of our board of directors since April 2020. He previously served as a member of Telaria’s board of directors from October 2018 until April 2020. Mr. Knopper is the Co-Founder of FreeWheel Media, Inc. and served as its Co-Chief Executive Officer from February 2007 to September 2017. FreeWheel, which was acquired by Comcast in 2014, provides a technology platform for the management and monetization of digital television advertising. Prior to founding FreeWheel, Mr. Knopper served as the Chief Executive Officer of BitPass Inc. from 2005 to 2007 and as Senior Vice President/General Manager of DoubleClick Inc. from 2000 to 2005. Mr. Knopper received a B.A. from the University of Michigan and an M.B.A from Georgetown University. Mr. Knopper brings to the board deep expertise and business relationships in digital video advertising and CTV, as well as experience founding, building and leading advertising technology companies.

David Pearson has been a member of our board of directors since March 2022. He has served on the board of directors of Lee Enterprises Inc., a public media company listed on Nasdaq, since February 2020, and is also a member of Lee’s audit committee. He has also served on the board of directors of Potbelly Corporation, a Nadaq listed company, since April 2022, where he sits on the audit committee. Mr. Pearson was Chief Financial Officer of Vonage Holdings Corp., a public cloud technology company, from May 2013 until August 2020. Before Mr. Pearson joined Vonage, he spent over nine years with Deutsche Bank Securities as a Managing Director and Global Media & Telecom Group Head. Prior to joining Deutsche Bank, Mr. Pearson served in various roles at Goldman, Sachs & Co. in the Technology, Media & Telecommunications practice for over nine years, including as Managing Director from 2002 to 2003. Mr. Pearson started his career at Coopers & Lybrand and holds a M.B.A. from Harvard Business School and an A.B. in Political Science and Organizational Behavior from Brown University. Mr. Pearson brings to the board an expertise in capital markets, mergers and acquisitions and public company accounting, controls and financial reporting, as well as significant operational experience as a public company executive.

Lisa L. Troe has been a member of our board of directors since February 2014. She was a Senior Managing Director of Athena Advisors LLC, an advisory firm she co-founded to provide services in securities litigation, public company accounting, financial reporting and disclosure, and other business needs and strategies, from January 2014 to June 2021. From 2005 through 2013, Ms. Troe was a Senior Managing Director at FTI Consulting, Inc., a global business advisory firm. From 1995 through 2005, Ms. Troe served on the staff of the U.S. Securities and Exchange Commission’s Pacific regional office, including seven years as an Enforcement Branch Chief and six years as the Regional Chief Enforcement Accountant. From 1980 through 1994, Ms. Troe’s career included accounting positions in public and private companies and with a Big Four public accounting firm. Ms. Troe serves on three other public company boards: (i) HireRight Holdings Corp., which provides employers with global background screening and other workforce solutions, since March 2021; (ii) Stem, Inc., a global leader in AI-driven energy storage services, since April 2021; and (iii) Expro Group Holdings N.V., an oilfield services company, since October 2021. She served as a director on private company boards in multiple industries and as an independent member of a public company board special committee. Ms. Troe is a CPA, holds a CERT certificate in cybersecurity issued by the Software Engineering Institute of Carnegie Mellon University, and is a member and Board Leadership Fellow of the National Association of Corporate Directors. Ms. Troe brings to the board an extensive background in public company governance and oversight, enterprise risk management, and public company accounting, financial reporting and disclosure. She has diverse experience with a wide range of industries, allowing her to bring additional perspective to our board.

Vote Required for Election of Directors

Our bylaws provide that, in an uncontested election, each director nominee must receive a majority of votes cast in order to be elected to our board of directors. A “majority of votes cast” means the number of shares voted FOR a director nominee exceeds the number of shares voted AGAINST that director nominee. Each of our director nominees currently serves on the board. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the board as a “holdover director.” Our Corporate Governance Guidelines provide that each incumbent director nominee who is not re-elected is expected to submit to the board his or her resignation from our board of directors and all committees thereof. The nominating and governance committee, composed entirely of independent directors, will evaluate and make a recommendation to the board with respect to any submitted resignation and the board must decide whether to accept or reject the resignation, or to take other action, within 90 days following certification of the stockholder vote. No director may participate in the nominating and governance committee or the board’s consideration of his or her own resignation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF MICHAEL BARRETT, RACHEL LAM AND ROBERT SPILLANE AS CLASS II DIRECTORS.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF DELOITTE AND TOUCHE LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Deloitte and Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2022, and has further directed that management submit the selection of Deloitte as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte has served as our independent registered public accounting firm since 2018. Although stockholder approval of the selection of Deloitte is not required by law, our board of directors believes it is advisable as a matter of good corporate governance to give stockholders an opportunity to ratify this selection. If this proposal is not ratified at the Annual Meeting, the audit committee may (but will not be required to) reconsider its selection of Deloitte. Even if the selection is ratified, the audit committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firm Fees

The aggregate fees billed for audit and other services provided in the last two fiscal years by Deloitte are as follows:

Fee Category	2021	2020
Audit Fees(1)	$3,136,000	$1,985,000
Audit-Related Fees(2)	—	62,876
Tax Fees(3)	—	—
All Other Fees(4)	3,790	253,320
Total	$3,139,790	$2,301,196

(1)Audit Fees cover professional services rendered for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q, and services normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)Audit-Related Fees cover assurance and related services that are reasonably related to the performance of audit or review of our financial statements and not reported as Audit Fees.

(3)Tax Fees cover tax compliance, advice, and planning services and consist primarily of review of consolidated federal income tax returns and foreign tax issues.

(4)All Other Fees in 2020 are related to license fees for accounting research software and Merger and Acquisition support. All Other Fees in 2021 related to license fees for accounting research software.

Pre-Approval Policy and Procedures

The audit committee has adopted policies and procedures relating to the pre-approval of all audit and non-audit services that are to be provided by our independent registered public accounting firm. The audit committee will not approve non-audit services that the independent registered public accounting firm is not permitted to perform under the rules of the SEC and Public Company Accounting Oversight Board.

On an annual basis, the independent registered public accounting firm will propose to the audit committee an audit plan and engagement letter describing the services the auditor expects to provide and related fees. The final engagement letter and fees agreed by the company acting pursuant to the direction of the audit committee, and all of the services covered by the final engagement letter, will be considered pre-approved by the audit committee.

The audit committee or the Chair of the audit committee acting by delegated authority will approve, if necessary, any changes in terms, conditions and fees under the engagement letter resulting from changes in the audit scope, company structure or other matters.

The audit committee has delegated to the Chair of the audit committee the authority to approve on a case-by-case basis any audit or non-audit services, in amounts up to $200,000 (1) per engagement, (2) per additional category of services, or (3) in excess of pre-approved amounts for the specified service. The Chair then reports any services so approved to the audit committee at its next regularly scheduled meeting.

All services rendered for fiscal 2021 and fiscal 2020 were pre-approved by the audit committee in accordance with the audit committee’s pre-approval policies and procedures described above.

Vote Required for Ratification of the Selection of our Independent Registered Public Accounting Firm

Ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the shares represented at the Annual Meeting, either in person or by proxy, and entitled to vote on the proposal. Abstentions will be considered as a vote “AGAINST” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act of 1934, as amended (the “Exchange Act”), the company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the company’s named executive officers subject to the vote is disclosed in the executive compensation tables and the related narrative disclosure contained in this proxy statement.  As discussed in those disclosures, the company believes that its compensation policies and decisions are focused on motivating employees through performance-based variable compensation while ensuring that executives are strongly aligned with the creation of long-term value for stockholders.  Compensation of the company’s named executive officers is designed to enable the company to attract and retain talented and experienced executives to successfully lead the company in a competitive environment.

Accordingly, the board of directors is asking the stockholders to indicate their support for the compensation of the company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the board of directors or the company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the board of directors and, accordingly, the board of directors and the compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. The board of directors has adopted a policy of providing for annual advisory votes to approve executive compensation. Unless the board of directors modifies its policy on the frequency of holding such advisory votes, the next such advisory vote will occur in 2023.

Vote Required for Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers

Approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares represented at the Annual Meeting, either in person or by proxy, and entitled to vote on the proposal. Abstentions will have the effect of a vote “AGAINST” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our board of directors has developed corporate governance practices to help it fulfill its responsibility to stockholders to oversee the work of management in the conduct of our business and to seek to serve the long-term interests of stockholders. The Company’s corporate governance practices are memorialized in our Corporate Governance Guidelines which direct our board’s actions with respect to, among other things, the composition and director qualifications of our board of directors, the composition of the standing committees of our board of directors, director orientation and continuing education, stockholder communications with our board of directors, succession planning and the annual performance evaluation of our board of directors. A current copy of our Corporate Governance Guidelines is available on our website at http://investor.magnite.com.

Director Independence

Our common stock is listed on the Nasdaq Global Select Market of The Nasdaq Stock Market LLC (“Nasdaq”), which requires that a majority of a listed company’s board of directors be independent. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating/corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of the board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has any material relationships with us. As a result of this review, our board of directors has determined that Mr. Frankenberg, Ms. Harden, Mr. Knopper, Ms. Lam, Mr. Pearson, Mr. Rossman, Mr. Spillane, Ms. Troe, and Ms. Yu are independent directors as defined under the listing requirements and rules of Nasdaq for purposes of service on the board of directors. Mr. Barrett is not considered independent because he currently serves as our Chief Executive Officer. Mr. Caine is not considered independent due to his previous service as Executive Chairman and Interim Chief Executive Officer of Telaria.

In addition to qualifying as “independent” under the listing requirements and rules of Nasdaq, members of the board’s audit committee and compensation committee members must also satisfy additional, heightened independence standards under applicable SEC rules and regulations and Nasdaq listing requirements. Our board of directors has determined that each member of our audit committee and compensation committee satisfies these heightened independence standards.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors will determine in its discretion from time to time whether the roles of Chairman and Chief Executive Officer should be combined or separated. Our board believes that strong, independent board leadership is a critical aspect of effective corporate governance, and to promote open discussion among our non-management directors, our Corporate Governance Guidelines provide that, when the Chairman is a non-independent director, the independent directors will designate an independent director to act as Lead Director.

In April 2020, upon the completion of the Telaria Merger, Mr. Caine was appointed as Chairman of the board. The responsibilities of the Chairman include: (1) leading and presiding at board meetings; (2) assisting in establishing the agenda for each board meeting, with input from the Lead Director, as appropriate; (3) conferring regularly with CEO; (4) consulting with the CEO regarding board meeting schedules and agendas; (5) presiding at executive sessions of the Board, other than sessions consisting solely of independent directors; (6) consulting with committees of the board on matters within the scope of their responsibilities; (7) facilitating communications between directors and between directors and senior management; (8) providing feedback between the CEO and directors regarding strategic issues, board management, and potential conflicts; (9) working with appropriate committees of the board to ensure adequate CEO and senior management succession plans are in place; and (10) being available for consultation and communication with major stockholders upon request.

Because Mr. Caine is not deemed independent, Robert J. Frankenberg has been appointed and currently serves in the role of Lead Director. The responsibilities of the Lead Director include: (1) presiding at meetings of independent directors; (2) if the Chairman is not present, presiding at board meetings and executive sessions of the board; (3) providing input to the CEO and Chairman with respect to the board agenda and schedule; (4) serving as liaison between the independent directors and the Chairman and/or Chief Executive Officer on sensitive matters; (5) being available for consultation and communication with major stockholders upon request; (6) calling meetings of independent directors; and (7) serving as designated director for reviewing stockholder communications.

Board Size and Composition

Our board of directors consists of eleven members.

Board and Committee Meetings

In 2021, our board of directors met 16 times, the audit committee met 7 times, the compensation committee met 7 times, and the nominating and governance committee met 8 times. During 2021, each director attended at least 75% of the aggregate number of board meetings and meetings held by all committees on which the director then served during the time in which he or she served on our board of directors.

Directors are expected to attend the annual stockholders’ meeting absent unusual circumstances. All of our then-serving directors attended the 2021 annual meeting.

Board Committees

Our board of directors has established three standing committees – audit, compensation, and nominating and governance – each of which operates under a written charter that has been approved by our board. Committee membership is indicated in the table above. A current copy of each committee’s charter is posted on the “Corporate Governance” section of our Investor Relations website at http://investor.magnite.com. Each committee reviews and evaluates, at least annually, the performance of the committee and its members and the adequacy of its charter.

Audit Committee

The audit committee is responsible for, among other things, providing assistance to the board of directors in fulfilling its oversight responsibilities regarding the integrity of our financial statements, our compliance with applicable legal and regulatory requirements, the integrity of our financial reporting processes, including our systems of internal accounting and financial controls, the performance of our internal audit function and our independent registered public accounting firm, our financial policy matters and company practices with respect to risk assessment and risk management. The audit committee approves the services performed by our independent registered public accounting firm and reviews their reports regarding our accounting practices and systems of internal control over financial reporting, as applicable. The audit committee also oversees the audit efforts and confirms the independence of our independent registered public accounting firm. Our board of directors has determined that each member of our audit committee satisfies the financial literacy requirements of the SEC and Nasdaq, and that each of Mr. Pearson, Ms. Troe, Ms. Lam, Mr. Rossman and Mr. Spillane qualifies as an “audit committee financial expert,” as defined in the SEC rules.

Compensation Committee

The compensation committee is responsible for, among other things, overseeing our overall compensation structure, policies and programs, and assessing whether our compensation structure establishes appropriate incentives for officers and employees. The compensation committee also reviews and approves corporate goals and objectives relevant to compensation of our CEO and other executive officers, evaluates the performance of these officers in light of those goals and objectives, sets the compensation of these officers based on such evaluations and reviews, and, except with respect to his own compensation, based on the recommendation of the CEO, determines any employment-related agreements and any proposed severance arrangements or change in control or similar agreements with these officers. The compensation committee also administers the issuance of equity awards under our stock plans and is permitted to delegate such responsibility to our CEO with respect to employees other than executive officers. The compensation committee is also responsible for the preparation of a report on executive compensation, when and as required by the SEC rules, to be included in our Annual Report and annual proxy statement. Our board of directors has determined that each member of our compensation committee qualifies as a “non-employee director,” within the meaning of Rule 16b-3 of the Exchange Act.

The compensation committee has the authority, in its sole discretion, to retain or obtain the advice of such consultants, outside counsel and other advisers as it determines appropriate to assist it in the full performance of its functions, at the company’s expense. Since December 2014, the compensation committee has engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) annually to act as its independent compensation consultant. During 2021, Semler Brossy’s work with the compensation committee included analysis, advice, and recommendations on total compensation philosophy; peer groups and market assessment and analysis; compensation program design, including program goals, components, and metrics; equity usage and allocation; compensation trends in comparable business sectors and in the general marketplace for senior executives; regulatory factors; severance and change-in-control practices; and the compensation of the chief executive officer and the other named executive officers, including advice on the design of cash-based and equity-based compensation.

Semler Brossy provides analysis and advice regarding our executive compensation practices, including with respect to the amount and form of executive and non-employee director compensation. A representative of Semler Brossy attends meetings at which the compensation committee undertakes significant review of, and/or action with respect to, executive officer or non-employee director compensation. Semler Brossy also consults regularly with the chair of the compensation committee. Semler Brossy reports directly and solely to the compensation committee and performs compensation consulting services for the compensation committee at its request. Semler Brossy is not engaged to perform services directly for our management. The compensation committee has concluded that no conflict of interest exists with respect to its engagement of Semler Brossy nor are there other factors that would adversely impact Semler Brossy’s independence in advising the compensation committee under applicable SEC and Nasdaq rules. The compensation committee reached this conclusion after considering the following six factors, as well as Semler Brossy’s views regarding its independence and other information the compensation committee deemed relevant: (i) the provision of other services to us by Semler Brossy; (ii) the amount of fees received from us by Semler Brossy, as a percentage of the total revenue of Semler Brossy; (iii) the policies and procedures of Semler Brossy that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Semler Brossy consultants with a member of the compensation committee; (v) any of our stock owned by the Semler Brossy consultants; and (vi) any business or personal relationship of the Semler Brossy consultants or Semler Brossy with any of our executive officers.

Nominating and Governance Committee

The nominating and governance committee is responsible for, among other things, developing and recommending to the board of directors criteria for identifying and evaluating candidates for directorships and making recommendations to the board of directors regarding candidates for election or reelection to the board of directors at each annual stockholders’ meeting. In addition, the nominating and governance committee is responsible for overseeing our Corporate Governance Guidelines and reporting and making recommendations to the board of directors concerning corporate governance matters. The nominating and governance committee also is responsible for making recommendations to the board of directors concerning the structure, composition and function of the board of directors and its committees. Our board of directors has determined that each member of our nominating and governance committee satisfies the requirements for independence under the rules and regulations of Nasdaq.

Director Candidate Nominating Procedures

The process followed by the nominating and governance committee to identify and evaluate director candidates includes requests for recommendations (which may include through retained third-party search firms, as well as less formal methods such as personal contacts), committee meetings from time to time to evaluate biographical information and material relating to potential candidates, and interviews of candidates by board members. In identifying and evaluating director candidates and determining whether to nominate any particular candidate, the nominating and governance committee considers the director candidates’ specific experience, qualifications, attributes and skills, together with the following general characteristics and qualifications, which are set forth in our Corporate Governance Guidelines:

•highest personal and professional ethics, integrity, and values;

•independent, creative, and disciplined thought processes;

•practical wisdom and mature judgment;

•broad training and experience at the policy-making or strategic level;

•a record of achievement and expertise that is useful to the company and complementary to the background and experience of other board members, so that a useful balance of members on the board can be achieved and maintained;

•willingness to devote the required amount of time to carrying out the duties and responsibilities of board membership;

•commitment to serve on the board over a period of several years to develop knowledge about the company;

•unless management directors, independence under relevant standards;

•diversity of occupational and personal backgrounds among the members of the board; and

•knowledge of sustainability and Environmental, Sustainability and Governance (“ESG”) issues and the evolving role of the Board in ESG oversight.

Diversity of ethnicity, gender, sexual orientation, cultural background and professional experience is a factor that the nominating and governance committee takes into account in identifying director nominees. The nominating and governance committee believes that diversity is important because different points of view and varied board member backgrounds and practical experience can contribute to the quality of the board’s operations and decision-making, and assesses board diversity, among other things, in its periodic assessment of the composition, operation, and effectiveness of the board.

The nominating and governance committee does not assign specific weights to particular criteria, but does believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will facilitate our board’s fulfillment of its responsibilities.

Stockholders may recommend individuals to the nominating and governance committee for consideration as potential director candidates and inclusion in our proxy statement for the 2023 annual meeting of stockholders by submitting their names, together with appropriate biographical information and background materials. Such information should be sent to the Nominating and Governance Committee, c/o Corporate Secretary, Magnite, Inc., 1250 Broadway, 15th Floor, New York, New York 10001. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and governance committee will evaluate stockholder-recommended candidates by following the same process, and applying the same criteria, as it follows for other candidates. If our board determines to nominate a stockholder-recommended candidate, then his or her name will be included in our proxy materials, including our proxy card, for the 2023 annual meeting of stockholders.

Board Evaluation Process

Our board of directors and each of our standing committees conducts an annual self-evaluation to assess its performance. Each director participates in these evaluations and our General Counsel and the Chair of the nominating and governance committee then review and discuss the results with the full board. In addition, as part of the process of considering directors for re-election to the board, individual directors are annually informally evaluated by the nominating and governance committee on the basis of their attendance at meetings and their preparedness, participation, candor and overall contribution to the board, as well as other criteria that the nominating and governance committee deems appropriate.

Communicating with the Independent Directors

Stockholders and other interested parties who wish to communicate on any topic with our board, or with a specific director or directors, including the Chairman or the independent directors as a group, may address such communications to our board of directors c/o Corporate Secretary, Magnite, Inc., 1250 Broadway, 15th Floor, New York, New York 10001.

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Lead Independent Director, with the assistance of our General Counsel and Chief Financial Officer, is primarily responsible for reviewing communications from stockholders and for providing copies or summaries to the other directors as considered appropriate. In accordance with the procedures outlined in Magnite’s Corporate Governance Guidelines, communications (or summaries thereof) that relate to corporate governance, long-term corporate strategy, and other important substantive matters should be forwarded to the other directors, unless there is a compelling reason not to forward such communications. In general, the director who reviews such communications may decline to forward communications that relate to ordinary business affairs or personal grievances, or are repetitive or duplicative, unless there is a compelling reason to forward such communications.

Board’s Role in Risk Oversight

Our board of directors exercises oversight of risk management consistent with its duty to direct the management of the business and affairs of the company. The audit committee, pursuant to its charter, is responsible for reviewing company practices with respect to risk assessment and risk management. The audit committee works directly with members of senior management and the company’s internal audit staff to fulfill this responsibility and reports as appropriate to our board. Our board’s other committees also participate in risk oversight by considering risk aspects of matters within the scope of their responsibilities.

Oversight of risk is also effected by our board as a whole in various ways.

•The board reviews the structure and operation of various departments and functions of the company. In those reviews, the board discusses with management risks affecting those departments and functions and management’s approaches to mitigating those risks.

•The board reviews and approves each year’s operating plan and budget, and these reviews cover risks that could affect the plan and measures to cope with those risks.

•In its review and approval of our Annual Reports on Form 10-K, the board reviews and discusses with management the company’s business and related risks, including as described in the “Business,” “Risk Factors” and “Management’s Discussion and Analysis” sections of the document. The audit committee conducts a similar process quarterly in connection with the preparation of Quarterly Reports on Form 10-Q.

•When the board reviews particular transactions and initiatives that require board approval as a legal matter, or that otherwise merit board involvement, the board generally includes related risk analysis and mitigation plans among the matters addressed with management.

•The board or audit committee meet quarterly with our internal or external cybersecurity resources to review the efficacy of our cybersecurity risk initiatives and related policies and procedures.

The day-to-day identification and management of risk is the responsibility of the company’s management. As the market environment, industry practices, regulatory requirements, and the company’s business evolve, it is expected that management and our board will respond with appropriate adaptations to risk management and oversight.

Our board believes that the process it has established to administer the board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, does not have a material effect on our choice of the board’s leadership structure described above under “Board Leadership Structure.”

Risk Assessment in Compensation Programs

The compensation committee annually assesses our executive and broad-based compensation and benefits programs on an overall basis to determine whether the programs’ provisions and operations create undesired or unintentional material risk. This risk assessment process takes into account numerous compensation terms and practices that we maintain that aid in controlling risk, including the mix of cash, equity, and near- and long-term incentive programs, the use of multi-year vesting periods for equity awards, and a variety of performance criteria for incentive compensation, the claw-back provisions that apply to our annual incentive cash plan and equity plan, and the cap on the maximum cash incentive awards that can be earned in a given year regardless of company performance. This risk assessment process also includes a review of program policies and practices, program analysis to identify risk and risk controls, and determinations as to the sufficiency of risk identification and risk control, the balance of potential risk to potential reward, and the significance of the programs and their risks to company strategy. Although the compensation committee reviews all significant compensation programs, it focuses on those programs with variable payout, in particular assessing the ability of participants to directly affect payouts, and the controls on such situations.

Based on the foregoing, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company as a whole. We also believe that our incentive compensation programs do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk-management practices; and are adequately supported by the compensation committee’s oversight of our executive compensation programs.

Board’s Role in Oversight of Environmental, Social and Governance Matters

We believe that a sustainable business strategy that integrates environmental, social and governance (ESG) considerations is key to creating long-term value for our stockholders and other stakeholders. We have a long history of integrating ESG considerations into our mission, business strategy, and operations, and considering the impact we have on our communities. We are focused on addressing these issues, both risks and opportunities, through our corporate strategy. By operating our advertising platforms in a responsible manner, engaging and developing our diverse workforce, and reducing our environmental impact, we aim to provide more sustainable products and services that deliver long-term value for our clients, employees, communities, investors, and other stakeholders.

Since the Company’s last annual meeting of stockholders, we have taken several important steps to advance our ESG strategy, including:

•Conducting our first ESG Priority Assessment to identify the ESG issues that are most impactful to our long-term strategy and our stakeholders;

•Identifying Magnite’s initial ESG strategy that prioritizes Talent Engagement, Responsible Advertising & Data Governance, and Energy & Environmental Efficiency;

•Establishing an internal ESG Committee to lead the development and implementation of our ESG strategy and program; and

•Developing a roadmap to implement the strategy and identify near and long-term KPIs and goals.

ESG Leadership & Oversight

Both our Board of Directors and Executive Leadership Team are actively engaged in Magnite’s ESG strategy. The Board has embraced the responsibility for overseeing our ESG programs and has had robust discussions covering a variety of ESG issues throughout the past year.

In 2021, we formalized our internal ESG Committee. This committee consists of senior leaders across the organization representing key business areas, including people, legal, finance, marketing, product management, data operations, and others. The committee is responsible for developing and overseeing the implementation of Magnite’s ESG strategy and related programs, and for providing regular updates to the Executive Leadership Team and Board of Directors.

Process & Priorities

In 2021, we conducted our first ESG materiality assessment to identify the topics that are most impactful to our business. This process took into consideration the priorities of our key stakeholders and our long-term strategic objectives. Through this process, we identified three ESG priorities:

Talent Engagement	Responsible Advertising & Data Governance	Energy & Environmental Efficiency
We are dedicated to creating a unifying culture that supports an inclusive, equitable and sustainable work environment to drive employee engagement.	We maintain strong compliance and oversight processes to ensure transparency and responsible advertising on our platforms, while protecting core privacy principles in our collection and use of data.	We are committed to identifying and continuously reducing Magnite’s environmental footprint through operational innovation and strong energy management.

We believe that integrating relevant ESG considerations into our long-term business strategy is key to delivering on our commitments to our stakeholders. We will continue to engage with our investors and other stakeholders to understand their ESG priorities, and we welcome stockholder perspectives and feedback on our ESG strategy.

For more information about our ESG strategy and priorities, please visit our ESG website at https://www.magnite.com/esg/.

Human Capital Management

We recognize that our people are our greatest asset in creating a truly healthy business that delivers great results for employees, clients, stakeholders and the communities we touch. We firmly believe in a culture of transparency and trust, and aim to provide ample opportunity for all employees to ask questions, interface with leadership, and express their preferences. We strive to build a culture of excellence that is high-performing and results-oriented while emphasizing collaboration and innovation and promotes diversity, equity, and inclusion. Magnite’s core values of ‘See the big picture’, ‘Raise the bar’, ‘Empower others’, and ‘Own the results’ are guiding principles of the design and implementation of people-centric programs and initiatives across the organization.

As a global employer, we value the diversity of background and experiences that our employees contribute to our company. In recognition of this, in 2021 we further developed our Magnify Council, an employee-led council focused on evolving our talent engagement practices and ensuring we prioritize what matters most to employees. This includes driving opportunities for employee growth and development, enhancing diversity, equity and inclusion initiatives, and investing in our communities based upon employee input.

Examples of how we highlight our cultural values through employee initiatives include:

•We seek individuals who are committed to seeing the big picture and being catalysts of change

•We ask our employees to empower others, make a difference and ensure our company is an exciting place to work, not just a “job”

•We reward team and individual excellence and are committed to creating an exceptional workplace environment

•We solicit feedback from our employees in annual engagement surveys

•We believe in continual feedback on performance. Our employees set goals at a regular cadence throughout the year and managers provide achievement ratings

•We have a partnership in place with She Runs It, an organization dedicated to the support and advancement of women in all facets of marketing, media and tech, which includes complimentary memberships for all employees, and access to mentoring programs and ongoing programming

•We support community investment by matching employee donations to certified non-profits and track our impact via corporate donations, partnerships, and investments

•We report DE&I and CSR measures via a bi-annual Transparency Scorecard

•We analyze voluntary employee turnover to understand and address trends

•We give equity to our employees to promote alignment and ownership

•We have a zero tolerance policy for discrimination and harassment

Our employees, and the talent they bring to bear, are our most valuable resource. The global COVID-19 pandemic created unprecedented challenges for our business and our people. In response, we took a number of measures to protect the health and safety of our employees, including deploying a global employee assistance program and launching a digital platform with access to live wellness classes and discussions.

Board Diversity

We seek to have a board that represents diversity of ethnicity, gender, sexual orientation, cultural background and professional experience, and the nominating and governance committee takes these factors into account in identifying director nominees. The nominating and governance committee believes that diversity is important because different points of view and varied board member backgrounds and practical experience can contribute to the quality of the board’s operations and decision-making, and assesses board diversity, among other things, in its periodic assessment of the composition, operation, and effectiveness of the board.

Board Diversity Matrix (As of April 14, 2022)
Board Size:
Total Number of Directors	11
	Female	Male	Non-Binary	Did not Disclose Gender
Gender:
Directors	4	7	—	—
Number of Directors who Identify in Any of the Categories Below:
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	2	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. The full text of our Code of Business Conduct and Ethics is posted on the “Corporate Governance” section of our Investor Relations website at http://investor.magnite.com. We intend to post any amendment to our Code of Business Conduct and Ethics, and any waivers of the Code for directors and executive officers, on the same website to the extent required by rules adopted by the SEC and Nasdaq.

Policy Against Hedging and Pledging

We recognize that hedging against losses in company shares may disturb the alignment between stockholders and employees that our equity awards are intended to build. Accordingly, we have incorporated prohibitions on various hedging activities within our Insider Trading Policy, which applies to directors, officers and certain employees who we have designated as insiders, as well as such persons’ family members, life partners, or owned or controlled entities. The policy prohibits all transactions that are designed to hedge or offset any decrease in the market value of our securities, including prepaid variable forward contracts, equity swaps, futures, collars, exchange funds, options, puts and calls. The policy also prohibits pledging shares of our common stock as security as well as short sales and purchases or sales of puts or calls for speculative purposes.

Compensation Committee Interlocks and Insider Participation

Ms. Harden and Messrs. Knopper, Rossman, and Frankenberg served on the company’s compensation committee during the last completed fiscal year. None of the members of the compensation committee is or has at any time been an officer or employee of the company. There are no interlocking relationships (and there were no such interlocking relationships during 2021) between our board of directors, executive officers or the compensation committee, on the one hand, and the board of directors, executive officers or the compensation committee of any other company, on the other hand.

DIRECTOR COMPENSATION

Each member of our board of directors who is not employed by us or any of our subsidiaries, referred to as a non-employee director, is compensated for service on our board through a combination of annual cash retainers and equity awards. For purposes of our director compensation program, a non-employee director is a member of our board who is not, and has not been within the previous 180 days, either an employee of ours or any of our subsidiaries or a consultant performing material services to us or any of our subsidiaries. In order to align the interests of non-employee directors and stockholders, equity awards constitute a majority of total director compensation.

Directors are reimbursed for travel, food, lodging and other expenses directly related to their activities as directors, such as attendance at board or committee meetings. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and bylaws, and they receive coverage under a director and officer insurance policy that we maintain.

2021 Annual Cash Fees

For 2021, directors received annual cash retainer fees as described in the table below for board and committee service. The fees are paid in four equal quarterly advance installments and prorated for any partial year of board service.

Position	Retainer ($)
Board Member	50,000
Audit Committee Chair	20,000
Compensation Committee Chair	12,500
Nominating and Governance Committee Chair	7,500
Audit Committee Member	10,000
Compensation Committee Member	5,000
Nominating and Governance Committee Member	3,500
Board Chairman	50,000
Lead Director	15,000

2021 Market Assessment and 2022 Annual Cash Fees

In late 2021, the compensation committee engaged Semler Brossy to perform a comprehensive review of non-employee director pay to ensure the programs were competitive and reflective of the larger size of the company going forward. On November 18, 2021, our board of directors approved revised annual cash retainer fees, commencing January 1, 2022 as described in the table below for board and committee service

For 2022, directors will receive the following annual cash retainer fees for board and committee service. The fees are paid in four equal quarterly advance installments and prorated for any partial year of board service.

Position	Retainer ($)
Board Member	50,000
Audit Committee Chair	24,000
Compensation Committee Chair	15,000
Nominating and Governance Committee Chair	10,000
Audit Committee Member	12,000
Compensation Committee Member	7,500
Nominating and Governance Committee Member	5,000
Board Chairman	75,000
Lead Director	15,000

Equity Awards

In 2021, equity compensation for non-employee directors consisted of (i) an initial equity award with a calculated value of $375,000 for each newly-elected or appointed non-employee director, and (ii) annual awards with a calculated value of $125,000. On November 18, 2021, our board approved an increase in the value of annual awards to $170,000, commencing with the annual equity awards granted in 2022. For 2021, equity awards for directors consisted solely of restricted stock units (“RSUs”) covering a number of shares determined by dividing the calculated value of the award by the 20-day trailing average of the Company’s stock price on the grant date.

The initial equity award is granted on the date of appointment to the board or attainment of non-employee director status, unless the board or compensation committee specified another issuance date. Annual equity awards are issued on the date of each annual meeting or the date of attainment of non-employee director status. If no intervening annual meeting has been held, annual equity awards will be granted on a date specified by the compensation committee that is at least 30 calendar days after the first anniversary of the prior year’s annual meeting. The first annual award for non-employee directors who join the board at any time other than the date of an annual meeting is subject to proration for the partial year of service ending on the date of the next annual meeting.

Initial equity awards vest, subject to continued board service, in three equal annual increments, on the first, second, and third anniversaries of the date of commencement of board service or attainment of non-employee director status or, if earlier, upon (but effective immediately prior to) the occurrence of a change in control of Magnite. Annual equity awards vest, subject to continued board service, on the first anniversary of the date of grant or, if earlier, upon the occurrence of either (1) a change in control of Magnite (effective immediately prior thereto) or (2) the first regular annual meeting occurring in the year immediately following the year in which such annual equity awards were granted. In addition, if a non-employee director ceases board service for any reason other than removal for cause before vesting in full of equity awards, then the director’s awards vest with respect to a pro-rata portion of the underlying shares (up to but not exceeding the number of unvested shares remaining subject to such awards) determined based upon the period of board service. Vesting of equity awards will cease, and unvested equity awards will lapse, upon a recipient’s removal for cause from board service.

Director Equity Retention Guidelines

Under our equity retention guidelines implemented by the board in April 2016, each director is required to accumulate within five years from the later of the date the guidelines were implemented and the date of commencement of service for a new director, and thereafter to retain for the duration of board service, an amount of equity equal to five times the director’s base board cash compensation. Equity that counts toward the ownership requirement includes: (1) shares owned outright by the director or beneficially owned by the director by virtue of being held by a member of the director’s immediate family members residing in the same household or in a trust for the benefit of the director or his or her immediate family residing in the same household; (2) shares held in qualified plans or IRAs; (3) vested shares (or vested restricted stock units) deemed to be held in non-qualified plans; (4) the in-the-money portion of vested stock options (but not unvested stock options); and (5) unvested time-based restricted shares (or restricted stock units). Until the minimum level of company equity is achieved, a director is prohibited from selling or otherwise transferring beneficial ownership of more than one-half of: (a) the vested after-tax shares of our common stock obtained as a result of the vesting of any restricted stock or restricted stock unit award made after implementation of the equity retention guidelines; or (b) the shares of our common stock subject to the vested portion of any stock option award made after implementation of the equity retention guidelines, net of any shares surrendered or sold to cover exercise price and/or income tax resulting from the exercise.

2021 Director Compensation Table

The following table sets forth all compensation provided to our non-employee directors for 2021. The compensation for Mr. Barrett, our Chief Executive Officer, is described in the “Executive Compensation” section below. Mr. Barrett did not receive any compensation for his services as a director in 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards($)(2)(3)	Option Awards ($)(2) (4)	Total ($)
Paul Caine	$106,250	$144,963	—	$251,213
Robert Frankenberg	$70,625	$144,963	—	$215,588
Sarah P. Harden	$55,625	$144,963	—	$200,588
Doug Knopper	$67,000	$144,963	—	$211,963
Rachel Lam	$64,375	$144,963	—	$209,338
David Pearson(5)	—	—	—	—
James Rossman	$66,125	$144,963	—	$211,088
Robert F. Spillane	$68,625	$144,963	—	$213,588
Lisa L. Troe	$74,875	$144,963	—	$219,838
Diane Yu(5)	—	—	—	—

(1)Consists of annual board retainer and fees for service as Chairman, a committee chair, committee member, or Lead Independent Director, as the case may be. See the narrative disclosure above for a description of such fees.

(2)In accordance with the rules of the SEC, these amounts represent the aggregate grant date fair value of the stock awards and option awards granted to the non-employee directors during the fiscal year computed in accordance with ASC 718. Our equity awards valuation approach and related underlying assumptions for awards granted in 2021 are described in Note 2 “Organization and Summary of Significant Accounting Policies—Stock-Based Compensation” and Note 13 “Stock-Based Compensation” to the Consolidated Financial Statements in our Annual Report on Form 10-K. The reported amounts do not necessarily reflect the value that may be realized by the non-employee director with respect to the awards, which will depend on future changes in stock value and may be more or less than the amount shown. The number of shares granted to directors was determined by dividing the approved value of the award ($125,000) by the 20-day trailing average of the Company’s stock price on the grant date, and accordingly the grant date fair value of the stock awards may differ from the value of the approved award.

(3)Stock awards for 2021 consisted of an annual award of 3,936 restricted stock units granted on June 28, 2021 to each director serving on our board at such time. As of December 31, 2021, the aggregate number of shares of our common stock covered by unvested stock awards held by each of our non-employee directors was as follows:

Paul Caine	3,936
Robert J. Frankenberg	3,936
Sarah P. Harden	22,818
Doug Knopper	3,936
Rachel Lam	3,936
David Pearson(5)	—
James Rossman	3,936
Robert F. Spillane	3,936
Lisa L. Troe	3,936
Diane Yu(5)	—

(4)As of December 31, 2021, the aggregate number of shares of our common stock covered by stock options held by each of our non-employee directors was as follows:

Paul Caine	—
Robert J. Frankenberg	86,500
Sarah P. Harden	—
Doug Knopper	—
Rachel Lam	—
David Pearson(5)	—
James Rossman	—
Robert F. Spillane	86,500
Lisa L. Troe	66,708
Diane Yu(5)	—

(5)Mr. Pearson and Ms. Yu were appointed to the Board, effective March 21, 2022.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The audit committee of Magnite’s board of directors is composed of five members and acts under a written charter that has been approved by Magnite’s board of directors. The members of the audit committee are independent directors, based upon standards set forth in applicable laws, rules, and regulations. The audit committee has reviewed and discussed the audited financial statements with management, and has discussed with Magnite’s independent registered public accounting firm, Deloitte and Touche LLP (“Deloitte”) the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board and the SEC.

The audit committee has also received the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.

Management is responsible for the company’s financial reporting process and the system of internal controls, including internal control over financial reporting, and procedures designed to promote compliance with accounting standards and applicable laws and regulations. Deloitte is responsible for the audit of the consolidated financial statements. The audit committee’s responsibility is to monitor and oversee these processes and procedures.

The audit committee’s meetings facilitate communication among the members of the audit committee, management, the internal auditors, and Deloitte. The audit committee separately met with each of the internal auditors and Deloitte, with and without management, to discuss the results of their examinations and their observations and recommendations regarding Magnite’s internal controls. The audit committee also met separately with management.

Based on its discussions with management and the independent accounting firm, and its review of the representations and information provided by management and Deloitte, the audit committee recommended to Magnite’s board of directors that Magnite’s audited financial statements for the fiscal year ended December 31, 2021 be included in Magnite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on February 23, 2022.

By order of the audit committee of the board of directors of Magnite,

AUDIT COMMITTEE
David Pearson, Chair* Lisa L. Troe Robert Spillane Rachel Lam James Rossman

*Mr. Pearson joined the audit committee on March 1, 2022.

The preceding Report of the Audit Committee shall not be deemed filed under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this report by reference into a filing under either of such Acts. The report shall not be deemed soliciting material, or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Exchange Act.

EXECUTIVE OFFICERS

The table below sets forth certain information regarding our executive officers as of April 14, 2022. Mr. Buckley and Mr. Dove joined the company at the closing of the acquisition of SpotX, Inc. on April 30, 2021.

Name	Age	Position
Michael G. Barrett	60	Chief Executive Officer and Director
Sean Buckley	34	Chief Revenue Officer
David L. Day	60	Chief Financial Officer
J. Allen Dove	52	Chief Technology Officer
Katie Evans	36	Chief Operating Officer
Brian Gephart	43	Chief Accounting Officer
Aaron Saltz	41	General Counsel and Secretary
Adam Soroca	49	Chief Product Officer

Michael G. Barrett. See “Proposal 1: Election of Directors” for Mr. Barrett’s biography.

Sean Buckley has served as our Chief Revenue Officer since January 2022. Prior to that, Mr. Buckley served as our Chief Revenue Officer, CTV, since May 2021. Previously, he served as the Chief Operating Officer for SpotX, Inc. from January 2020 to June 2021, Chief Revenue Officer from January 2017 to January 2020, SVP, Global Revenue from July 2014 to January 2017, and Vice President, Platform from June 2013 to July 2014. Mr. Buckley holds a B.S. in Business Administration from Northeastern University.

David L. Day has served as our Chief Financial Officer since May 2016 and served as our Chief Accounting Officer from March 2013 to August 2017. From May 2011 to March 2013, Mr. Day served as the Chief Accounting Officer at ReachLocal, Inc., a public company servicing small and medium-sized businesses as their digital ad agency. Prior to that, Mr. Day provided finance and accounting-related consulting services to technology and telecommunications companies and was co-founder of SignJammer Corporation, a start-up in the out-of-home advertising market, from 2008 to 2011. His career also includes experience as Vice President of Finance for Spot Runner, a technology-based ad agency for small and medium-sized business, Senior Vice President of Finance for Yahoo! Search Marketing, Senior Vice President of Finance and Corporate Controller of Overture, and public accounting experience with PricewaterhouseCoopers and Arthur Andersen. Mr. Day holds a B.S. in Accounting from Brigham Young University.

J. Allen Dove has served as our Chief Technology Officer since May 2021. Previously, he served as the Chief Technology Officer for SpotX, Inc. since March 2007. Prior to SpotX, Mr. Dove was a founder and Chief Technology Officer of ShadowLogic Inc., an information assurance and national security solutions engineering firm. He also served as the Chief Technology Officer of AppNet, Inc., a company publicly traded and subsequently acquired by Commerce One in April 2000.

Katie Evans has served as our Chief Operating Officer since September 2020. From April 1, 2020 through August 2020, Ms. Evans served as the Company’s General Manager, CTV. Previously, she served as Senior Vice President and Chief Operating Officer of Telaria from March 2017 to April 2020 and as Senior Vice President, Strategy and Operations, from November 2015 to March 2017. Ms. Evans holds a B.S. in Business Administration from the University of Richmond.

Brian Gephart has served as our Chief Accounting Officer since June 2021. Prior to joining the Company, Mr. Gephart served as the Chief Financial Officer and principal financial officer of Leaf Group, a diversified consumer internet company that builds enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, since May 2020, and as Chief Accounting Officer and principal accounting officer from June 2019 to May 2020. Prior to joining Leaf Group, Mr. Gephart served as Chief Accounting Officer of JH Capital Group, a diversified specialty finance company providing a wide array of solutions for consumers and businesses across a broad range of assets, from August 2017 to April 2019. Prior to joining JH Capital Group, Mr. Gephart was a Director at PricewaterhouseCoopers LLP specializing in Capital Markets & Accounting Advisory Services, from July 2011 to August 2017, where he advised a variety of private and public companies on capital market transactions, mergers and acquisitions and financial reporting and accounting matters. Mr. Gephart received a bachelor’s degree in Accounting from Hillsdale College and an M.B.A. from DePaul University. Mr. Gephart is a Certified Public Accountant.

Aaron Saltz has served as our General Counsel and Corporate Secretary since April 1, 2020. Previously, Mr. Saltz served as General Counsel of Telaria from November 2015 to April 2020 and as Vice President, Associate General Counsel from January 2013 to October 2015. Prior to Telaria, Mr. Saltz worked as an attorney in the mergers and acquisitions department of Skadden, Arps, Slate, Meagher and Flom LLP from 2005 to 2013. Mr. Saltz holds a B.A. from Cornell University and a J.D. from Harvard Law School.

Adam Soroca has served as our Head of Global Buyer Team since our acquisition of nToggle, Inc. in July 2017. Mr. Soroca co-founded nToggle in September 2014 and served as its Chief Executive Officer and a member of the board of directors until nToggle’s sale to the company. Prior to founding nToggle, Mr. Soroca was the chief product officer at Millennial Media (via acquisition of Jumptap) from November 2013 to July 2014, where he oversaw the global product and operations teams. Prior to Millennial Media, from June 2005 to November 2013, Mr. Soroca was the chief product officer and a founding leadership team member at Jumptap, the leading mobile programmatic and audience platform. Mr. Soroca serves as an advisor at CoachUp, Inc., viisights and Chalk Digital. He pioneered bringing both audience data (DMP) and programmatic capabilities (DSP) to the mobile industry. He is a digital advertising entrepreneur and inventor, holding over 90 awarded patents spanning mobile advertising and search techniques. Mr. Soroca holds a B.A. in Economics and Computer Literacy from Middlebury College.

Election of Officers

Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the compensation arrangements we had for 2021 with the following “named executive officers,” as determined under the rules of the SEC and identified in the summary compensation table below:

Name	Position
Michael G. Barrett	President and Chief Executive Officer
Sean Buckley	Chief Revenue Officer
David L. Day	Chief Financial Officer
J. Allen Dove	Chief Technology Officer
Katie Evans	Chief Operating Officer

Executive Summary

Financial and Business Highlights. In 2021, we continued to demonstrate strong financial and strategic operational performance, building upon significant work we have done in transforming and accelerating the business over the past several years. Notable results include:

• Increased revenue by over +110% to $468.4 million (compared to $221.6 million in 2020);

• Improved our profitability and expanded our adjusted EBITDA margins, including a significant increase in our adjusted EBITDA to $148.7 million (compared to an adjusted EBITDA of $43.1 million in 2020) (see page 55 of our Annual Report on Form 10-K for the year ended December 31, 2021 for a reconciliation of net income (loss) to adjusted EBITDA); and

• Completed the acquisitions of SpotX, Inc. (closed on April 30, 2021), a leading platform shaping CTV and video advertising globally, and SpringServe (closed on July 1, 2021), a leading ad serving platform for CTV. These acquisitions significantly expanded our scale and product offerings in CTV, and following these transactions we believe we are the world’s largest independent omni-channel sell-side advertising platform and programmatic CTV marketplace, making it easier for buyers to reach audiences at scale from industry-leading streaming content providers, broadcasters, platforms and device manufacturers.

Compensation Highlights. Our compensation programs are designed to support creation of stockholder value while maintaining our ability to recruit and retain personnel. For 2021, the compensation committee took the following key actions:

• Approved increases to base salary or target cash incentive opportunities ranging from 7% to 10% for named executive officers (other than Messrs. Buckley and Dove, who joined the company on April 30, 2021 in connection with the closing of the SpotX Acquisition) to reflect the larger scope and responsibilities after the SpotX Acquisition and SpringServe Acquisition and to provide better internal parity;

• Approved increases to the annual long-term equity incentive grant values ranging from +33.33% to +66.67% for named executive officers (other than Messrs. Buckley and Dove) to reflect the larger scope of the company post-transactions, the strong performance from the company and each individual in 2020, and respond to increased intensity in the technology talent market to support leadership stability and retain key talent;

• Continued the performance-based equity program for Mr. Barrett’s annual grant in 2021 based on three-year relative total stockholder return (TSR) against the Russell 2000 index;

• Made a one-time special equity award (in the form of RSUs and PSUs) to the CEO to further support his retention and provide an additional incentive to drive the next phase of growth following the recent transactions. For more information on this award, please refer to the “CEO One-Time Equity Award” section below; and

• Due to the SpotX Acquisition in Q2 2021, the compensation committee utilized a semi-annual cash incentive program that included two separate six-month performance periods; this design allowed the compensation committee to establish mid-year goals and account for the SpotX transaction; the cash incentive payouts were above target at 124.4% and 119.9% of target for H1 and H2, respectively, driven by performance near target on CTV and performance above target on Total Revenue and Adjusted EBITDA less Capex goals.

CEO Pay and Performance (2017-2021).  The compensation committee’s pay actions during Mr. Barrett’s tenure reflect his leadership, deep industry experience, and a recognition that he is the right chief executive to successfully execute the company’s strategic vision and lead the next phase of growth.

• Since joining in March 2017, Mr. Barrett has, through a combination of organic growth and acquisitions, transformed the company from a desktop, display and mobile advertising exchange to the leading independent omni-channel sell-side advertising platform and a leader in CTV. Over that time, the company’s revenue has more than tripled from approximately $155.5 million for 2017 to more than $468.4 million in 2021.

• The market’s response to these accomplishments has resulted in significantly outpacing the growth from other ad-tech peers and the Russell 2000; under Mr. Barrett’s leadership the company delivered a 96% return for stockholders from March 2017 (Mr. Barrett’s hire date) through December 31, 2021, compared to a 59% return for the Russell 2000 index for the same time period;

Annual CEO Pay Actions. In March 2021, Mr. Barrett’s target pay levels increased to $5.8 million (from $4.1 million in 2020) which is based on Mr. Barrett’s base salary (increase to $600,000 from $550,000), target cash incentive amount (increase to $600,000 from $550,000) and the approved value of his annual equity awards (increase to $4.6 million from $3.0 million) to (i) recognize the overall company performance through 2020 under Mr. Barrett’s leadership and (ii) provide a target total pay opportunity more closely in line with competitive market levels consistent with companies similar to Magnite’s increasing size, scale, and complexity following the combination with Telaria and the acquisition of SpotX.

CEO One-Time Equity Award. Throughout the year, the compensation committee worked with Semler Brossy to develop a one-time special equity award for Mr. Barrett to further support the retention of Mr. Barrett and provide an additional incentive to drive the next phase of growth following the recent transactions. In August 2021, the compensation committee granted Mr. Barrett a one-time heavily performance-based equity award with an approved value of $12.0 million. The award consisted of (i) time-based RSUs, with a value of $4.0 million (with the number of shares issued calculated based on the 20-day trailing average from the date of grant) and (ii) PSUs, with a value of $8.0 million (with the number of shares issued calculated based on an estimated fair value as of the grant date), which will be earned only if rigorous share price hurdles are achieved over a five-year performance period. The compensation committee calibrated the size of the award to ensure that the one-time award was significantly performance-based, and when including the annual award received earlier in the year (which includes the relative TSR PSU vehicle), more than 50% of all equity received during fiscal year 2021 would be performance-based. The size of the award also considered the meaningful growth requirements over the performance period for all shares to be earned.

The compensation committee considered the following factors as it contemplated granting Mr. Barrett the one-time award:

• Mr. Barrett’s strong performance and a desire to incentivize and reward him for sustainable and market leading performance over the next five years;

• Mr. Barrett’s current level of compensation relative to the CEO compensation of our peer group;

• Mr. Barrett’s successful integration of legacy Telaria and the completion of the SpotX and SpringServe transactions;

• The percentage of Mr. Barrett’s total equity holdings that remain unvested; and

• The necessity of providing an award that would be meaningful in size and design for retention purposes.

The one-time PSU award is consistent with Magnite’s “pay for performance” philosophy to further incentivize Mr. Barrett to drive long-term stockholder value creation through meaningful stock price targets over the five-year performance period. Highlights of the award include:

• Estimated fair value of $8.0 million (379,365 shares);

• Share price performance is measured over a five-year period ending August 26, 2026;

• Consists of three equal tranches that are earned based on achieving a 60-day trailing average share price of $60.00, $80.00 and $100.00, respectively;

• Vesting is backloaded so that any PSUs that satisfy the applicable share price hurdle(s) are subject to service-based vesting on the 3rd, 4th, and 5th anniversary of grant;

• The performance measurement does not start until one-year from grant to ensure performance is sustained over the long-term; and

• The award is subject to forfeiture if the stock price conditions are not met during the performance period.

NOTE: If hurdles are met before the 3rd anniversary, the earned shares will vest equally on the 3rd, 4th and 5th anniversary of the grant date, subject to continued service through the grant date. If all hurdles are met after the 3rd anniversary and before the 4th anniversary, 1/3 will vest upon achievement with the remaining shares vesting equally on each of the 4th and 5th anniversary of the grant date, subject to continued service through each such date. If all hurdles are met after the 4th anniversary and before the 5th anniversary. 2/3 will vest upon achievement with the remaining shares vesting on the 5th anniversary of the grant date, subject to continued service through each such date.

The one-time award of RSUs were valued at approximately $4.0 million (136,939 shares) and vest one-third on each of the 2nd, 3rd, and 4th anniversary of the grant date.

Consideration of 2021 Say on Pay Vote. At our 2021 annual meeting of stockholders, stockholders showed support for our executive compensation program, with 86.9% of the votes cast approving the compensation paid to our named executive officers. After considering the results of the fiscal 2021 Say-on-Pay advisory vote, the compensation committee determined that our practices remained appropriate and did not make any changes to our compensation philosophy as a result of the vote. The Magnite compensation committee values the perspectives of our stockholders and continues to consider the results of Say-on -Pay votes and stockholder feedback when reviewing our executive compensation program.

Executive Compensation Governance. Our executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces our stockholders’ interests. These features are described in more detail below in this Compensation Discussion and Analysis and include the following:

What We Do:	What We Don’t Do:

✓Provide a significant portion of CEO pay that is “at-risk” (90% of 2021 target direct compensation was based on financial or share price performance; target direct compensation includes the CEO’s annual base salary, target cash incentive amount, and the grant date fair value of his equity awards, excluding his one-time award)

✓Utilize a formulaic incentive structure in our annual incentive program and limit the use of discretion, as well as limit the maximum annual incentive payment to 150% of the target amount

✓Maintain an equity ownership and holding requirement policy to encourage alignment with stockholders

✓Incorporate performance-based equity for our CEO based on outperforming the market

✓Employ a clawback policy to allow the company to recover any performance-based compensation later proven unearned

✓Retain an independent compensation consultant to advise the compensation committee

✓Consider feedback from stockholders as part of the compensation committee’s annual program review

✗No single-trigger change in control benefits

✗No gross-ups for change in control benefits

✗No discounted stock options or option re-pricings

✗No excessive perquisites

✗No hedging or pledging of our equity securities

Executive Compensation Philosophy and Objectives

The compensation committee conducts an annual review of our executive compensation program to help ensure that: (1) the program is designed to align the interests of our named executive officers with our stockholders’ interests by rewarding performance that is tied to creating stockholder value; and (2) the program provides a total compensation package for each of our named executive officers that we believe is competitive and necessary to attract and retain talent.

We accomplish these objectives by providing a total compensation package that includes three main components: base salary, annual performance-based cash awards and long-term equity-based awards. We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their continued service. Some of the elements, such as base salaries and annual cash awards, are paid out on a short-term or current basis. Other elements, such as equity awards that are subject to multi-year vesting schedules and benefits provided upon certain terminations of employment, are paid out on a long-term basis. We believe this mix of short- and long-term elements allows us to achieve our goals of attracting, retaining and motivating our top executives. We also, in certain cases, provide our named executive officers with certain relocation and other benefits in connection with their joining us.

In structuring executive compensation packages, the compensation committee considers how each component promotes retention and motivates performance. Base salaries, severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These elements of our executive compensation program are generally not dependent on performance. Annual cash bonus opportunities provide further incentives to achieve performance goals specified by the compensation committee and long-term equity awards provide incentives to help create value for our stockholders and continue employment with us through specified vesting dates.

Payment of our annual performance-based cash awards is solely contingent upon the achievement of financial performance metrics. The amount of compensation ultimately received for these awards varies with our annual financial performance, thereby providing additional incentives to achieve short-term or annual goals that we believe will maximize stockholder value over the long term.

We believe that by providing a significant portion of our named executive officers’ total compensation package in the form of equity-based awards, we are able to create an incentive to build stockholder value over the long-term and more closely align the interests of our named executive officers to those of our stockholders. Our annual equity awards to named executive officers for 2021 consisted of PSUs (for the CEO only), stock options and restricted stock unit awards, which generally only vest if the executive remains employed with us through the vesting date.

Compensation Determination Process

The compensation committee considers, determines, reviews, and revises all components of each named executive officer’s compensation. It may not delegate that responsibility. The compensation committee also has oversight of and consults with management regarding executive and non-executive employee compensation plans and programs, including administration of our equity incentive plans.

The compensation committee retains an independent executive compensation consultant, Semler Brossy Consulting Group, LLC, referred to as Semler Brossy, to provide input, analysis, and consultation about our executive compensation. During 2021, Semler Brossy’s work with the compensation committee included analysis, advice, and recommendations on total compensation philosophy; peer groups and market assessment and analysis; compensation program design, including program goals, components, and metrics; equity usage and allocation; compensation trends in comparable business sectors and in the general marketplace for senior executives; regulatory factors; and the compensation of the chief executive officer and the other named executive officers, including advice on the design of cash-based and equity-based compensation.

Semler Brossy reports directly and solely to the compensation committee and performs compensation consulting services for the compensation committee at its request. Semler Brossy is not engaged to perform services directly for our management. The compensation committee has concluded that no conflict of interest exists with respect to its engagement of Semler Brossy nor are there other factors that would adversely impact Semler Brossy’s independence in advising the compensation committee under applicable SEC and Nasdaq rules. The compensation committee reached this conclusion after considering the following six factors, as well as Semler Brossy’s views regarding its independence and other information the compensation committee deemed relevant: (i) the provision of other services to us by Semler Brossy; (ii) the amount of fees received from us by Semler Brossy, as a percentage of the total revenue of Semler Brossy; (iii) the policies and procedures of Semler Brossy that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Semler Brossy consultants with a member of the compensation committee; (v) any of our stock owned by the Semler Brossy consultants; and (vi) any business or personal relationship of the Semler Brossy consultants or Semler Brossy with any of our executive officers.

Executive officers do not propose or seek approval for, or have any decision-making authority with respect to, their own compensation. Executive officers are also not present during any deliberations or determinations of their pay or performance. The chief executive officer makes recommendations to the compensation committee on the base salary, annual incentive cash targets, and equity awards for each named executive officer other than himself, based on his assessment of each executive officer’s performance during the year and other factors, including compensation survey data and input from Semler Brossy.

Performance reviews for the chief executive officer and other named executive officers include factors that may vary depending on the role of the individual officer, including strategic capability—how well the executive officer identifies and develops relevant business strategies and plans; execution—how well the executive officer executes strategies and plans; and leadership capability—how well the executive officer leads and develops the organization and its people. The compensation committee conducts an annual performance review of the chief executive officer to evaluate the company’s performance, his performance and the performance of the management team and considers this review in determining the chief executive officer’s base salary, annual performance-based cash incentive target, and equity awards.

We have engaged in discussions regarding our compensation philosophy with several of our large stockholders, and we intend to engage in further compensation-related discussions from time to time at such stockholders’ request.

Peer Group Compensation Assessment

The compensation committee works with Semler Brossy periodically to select a peer group of companies in our industry to assist the committee in making its compensation decisions. Although the compensation committee reviews and discusses the peer company compensation data provided by Semler Brossy to help inform its decision-making process, the compensation committee does not set compensation levels at any specific level or percentile against the peer group data. The peer company data is only one point of information taken into account by the compensation committee in making compensation decisions.

In July 2020, following the successful integration of Telaria and prior to the acquisitions of SpotX and SpringServe, the compensation committee, with assistance from Semler Brossy, reviewed the current peer group companies of both legacy Rubicon Project and legacy Telaria. The Committee determined that for 2021, the peer group would contain peer companies from the two legacy peer groups as well as some new peer group companies to reflect the increased scope and scale of the combined Magnite. Five new companies were added to the peer group that were not in either legacy peer group (Quotient Technology, LiveRamp, LivePerson, Eventbrite, and DHI Group). The added companies were selected based on several criteria, including being similar in size, favoring companies based in California or New York, and having a reasonably comparable business.

Fiscal 2021 Peer Group
Brightcove	EverQuote	QuinStreet
Cardlytics	Fluent	Quotient Technology
ChannelAdvisor	LivePerson	SPS Commerce
comScore	LiveRamp	TechTarget
DHI Group	Marchex	TrueCar
Digital Turbine	Model N	Upland Software
Eventbrite	PROS Holdings

Current Executive Compensation Program Elements

The current elements of our executive compensation program are:

•base salaries;

•annual performance-based cash awards;

•equity-based incentive awards; and

•certain additional employee benefits.

We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our named executive officers’ compensation, and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances.

As discussed throughout this Compensation Discussion and Analysis, the compensation policies and programs applicable to our named executive officers reflect our emphasis on aligning the interests of our executive officers with our stockholders’ interests in enhancing our value over the long term. Applying this philosophy, a significant portion of overall compensation opportunities offered to our named executive officers is in the form of (i) equity-based compensation with a value directly linked to our stock price and (ii) annual performance-based cash awards contingent upon achievement of measurable financial objectives.

Base Salaries

Base salaries for our named executive officers are designed to be competitive when compared with similarly situated executives within our peer group, and are based on a variety of factors, including level of responsibility, performance, and the recommendations of the chief executive officer for named executive officers other than the chief executive officer. Base salaries are reviewed annually or at the time of promotion or other changes in responsibilities. In determining whether to award base salary increases, the compensation committee considers our overall business outlook, our budget, the executive’s individual performance, historical compensation, market compensation levels for comparable positions, internal pay equity, and other factors, including any retention concerns.

After consideration of the data from the peer group described above and the other factors described in the preceding paragraph, the compensation committee increased incumbent named executive officers’ base salaries in March 2021 which are described in the table below. Mr. Barrett, Mr. Day and Ms. Evans received increases of 9.1%, 9.5% and 7.3%, respectively, to reflect the increased size and scope of their roles following the transactions and based on the market data for their respective roles. Messrs. Dove and Buckley’s salaries were set upon their role assumption at Magnite following the acquisition of SpotX in April 2021, based on their previous base salaries, considerations of internal alignment, and market data for their roles.

Name	2020 Annual Base Salary	2021 Annual Base Salary	Percent Increase (%)
Michael Barrett	$550,000	$600,000	9.1%
David Day	$430,000	$471,000	9.5%
Sean Buckley	N/A	$525,000	N/A
J. Allen Dove	N/A	$525,000	N/A
Katie Evans	$400,000	$429,000	7.3%

Annual Performance-Based Cash Awards

Our named executive officers are eligible to receive cash incentive payments under our Executive Cash Incentive Plan, referred to as the Executive Bonus Plan, which is administered by our compensation committee. The amount of cash incentive payments under the Executive Bonus Plan is determined based upon the achievement of pre-established corporate financial objectives that the compensation committee believed were challenging yet achievable.

For 2021, given that the SpotX acquisition occurred in Q2 2021, and considering challenges setting goals prior to the consummation of the the transaction, the compensation committee approved the use of a semi-annual structure for the 2021 Executive Bonus Plan with independent goals set for each of the first half of the fiscal year (“1H21”) and second half of the fiscal year (“2H21”). The first half of 2021, 1H21, was measured from January to June, 2021, with the first half bonus payouts based on 1H21 results (or legacy SpotX results in the case of Messrs. Buckley and Dove). The second half of 2021, 2H21, was measured from July to December, 2021 with goals set in July 2021, with the second half bonus payouts based on 2H2021 results.

For 2021, the compensation committee did not make any changes to target annual bonuses for any of the NEOs, except for Ms. Evans. Ms. Evans’ target bonus was adjusted from 75% of base salary to 70% of base salary to align with those of the senior executive team at the time. Given the simultaneous increase in Ms. Evans’ base salary, her target total cash levels were increased by 4.2%.

2021 target bonuses were as follows:

Name	2020 Annual Target % of Base Salary	2021 Annual Target % of Base Salary
Michael Barrett	100%	100%
David Day	70%	70%
Sean Buckley	N/A	100%
J. Allen Dove	N/A	70%
Katie Evans	75%	70%

1H21 (other than for Messrs. Buckley and Dove, as noted above) and 2H21 performance were both measured against three financial goals: total revenue, CTV revenue, and adjusted EBITDA less capital expenditures, referred to as capex. The compensation committee chose these financial metrics because they represent objectively determinable financial targets and focused the company on goals important to Magnite’s success following the Telaria integration and SpotX and SpringServe transactions. For a description of how we calculate adjusted EBITDA, see the “Non-GAAP Financial Measures” section of the Management Discussion and Analysis of Financial Condition and Results of Operations in Part II, Item 7 of the company’s Annual Report on Form 10-K. The compensation committee retains the discretion to reduce, but not increase, the amount of any bonus otherwise payable to our executive officers based on such factors as it deems appropriate.

1H21 Annual Bonus Targets and Payout

In July 2021, the compensation committee determined that for the first half of 2021, Magnite achieved total revenues of $136.0 million, CTV revenues of $28.0 million, and Adjusted EBITDA less capex of $15.9 million, resulting in a weighted payout percentage of 124.4% of each named executive officers’ target annual bonuses for 1H21 as follows:

Performance Goal	Metric Weight	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)	1H 2021 Actual Result
Total Revenue	40%	$107.7 million	$126.7 million	$145.7 million	$136 million (46.13% payout)
CTV Revenue	20%	$23.9 million	$29.8 million	$34.3 million	$28 million (18.25% payout)
Adjusted EBITDA less Capital Expenditures	40%	($4.6) million	$0.4 million	$7.2 million	$15.9 million (60% payout)

Name	1H21 Bonus Target	1H 21 Bonus % Earned	1H21 Bonus Paid
Michael Barrett	$287,500	124.4%	$357,593
David Day	$157,675	124.4%	$196,116
Sean Buckley[1]	$262,500	100%	$262,500
J. Allen Dove[1]	$105,767	100%	$105,767
Katie Evans	$150,075	124.4%	$186,663

1Messrs. Buckley and Dove joined Magnite following the acquisition of SpotX in April 2021. Their 1H21 Bonus was paid based on legacy SpotX results.

2H21 Annual Bonus Targets and Payout

In July 2021, the compensation committee determined that for the second half of 2021, the Company should increase the weighting on CTV revenue and total revenue to put more attention towards growth. In February 2022, the compensation committee determined that the company achieved revenue of $256.2 million, CTV revenue of $97.2 million and Adjusted EBITDA less capex of $94.2 million, resulting in a weighted payout percentage of 119.9% of each named executive officers’ target bonuses for 2H21, as follows:

Performance Goal	Metric Weight	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)	2H 2021 Actual Result
Total Revenue	40%	$215.8 million	$253.9 million	$291.9 million	$256.2 million (40.36% payout)
CTV Revenue	20%	$79.6 million	$99.5 million	$114.4 million	$97.2 million (19.53% payout)
Adjusted EBITDA less Capital Expenditures	40%	$60.6 million	$75.8 million	$90.9 million	$94.2 millon (60% payout)

Name	2H21 Bonus Target	2H21 Bonus % Earned	2H21 Bonus Paid
Michael Barrett	$300,000	119.9%	$359,670
David Day	$164,850	119.9%	$197,639
Sean Buckley	$262,500	119.9%	$314,711
J. Allen Dove	$183,750	119.9%	$220,298
Katie Evans	$150,150	119.9%	$180,015

SpotX Transaction Bonuses

On May 10, 2021 and November 8, 2021, in connection with our acquisition of SpotX, we paid Messrs. Buckley and Dove transaction bonuses, on behalf of SpotX’s former parent, RTL US Holding, Inc. (“RTL”). The transaction bonus payments for Mr. Buckley were $5,666,965.84 and $1,811,811.57, respectively. The transaction bonus payments for Mr. Dove were $4,291,690.17 and $1,449,484.93, respectively. These bonus amounts were paid by us, but funded by RTL pursuant to the terms of the SpotX acquisition agreement. A third and final transaction bonus will be made to Messrs. Buckley and Dove in May 2022, subject to their continued employment.

2021 Annual Equity Awards

We grant equity-based compensation to our named executive officers in order to attract, retain and reward our executives and strengthen the mutuality of interests between our named executive officers and stockholders. The compensation committee annually determines the form and amount of equity-based incentives granted to executives. In making its determinations, the compensation committee considers factors such as peer group market data, recommendations from Semler Brossy, the executive’s and our performance in the last year and the results achieved by the executive, the executive’s base salary, target annual incentive opportunity and prior grants of equity awards, and the compensation committee’s view regarding the future potential of long-term contributions of the executive. Recommendations of the chief executive officer are also taken into consideration for our named executive officers other than the chief executive officer.

In 2021, each of our named executive officers received an annual equity grant. The equity grant for Messrs. Barrett and Day and Ms. Evans took place in April, while the grant to Messes. Buckley and Dove took place in June. The number of stock options, RSUs and PSUs granted to each of our named executive officers for the 2021 annual grant is set forth in the table below:

Name	Number of Stock Options Granted	Number of RSUs Granted	Target Number of PSUs Granted	Total Approved Value(1)
Michael Barrett	54,358	41,742	26,291	$4,600,000
David Day	23,634	31,760	—	$2,000,000
Sean Buckley	43,788	58,843	—	$2,500,000
J. Allen Dove	43,788	58,843	—	$2,500,000
Katie Evans	17,726	23,820	—	$1,500,000

(1)The number of RSUs granted is calculated based on the aggregate dollar value of the approved award divided by the average closing market price of our common stock on Nasdaq for the 20 trading days immediately prior to and including the date of grant. The number of options granted is calculated based on the aggregate dollar value of the approved award divided by an estimated Black-Scholes value, considering historical volatility assumptions. The number of PSUs granted is calculated based on the aggregate dollar value of the approved award divided by the estimated fair value on the grant date using a Monte Carlo model. As a result of these methods, the fair value of the awards computed in accordance with FASB ASC Topic 718 (and the values reflected in the compensation tables below), may be lower or higher than the equity compensation value approved by the compensation committee.

If our stock price were not to increase, the stock options will not deliver any economic value because the options have an exercise price equal to our stock price on the date of grant and our equity incentive plans prohibit stock option repricing. The stock options and RSUs reflected in the table above vest over four years to provide an additional retention incentive. In determining the size of the 2021 annual awards for all named executive officers, the compensation committee calibrated award values to encourage equity ownership and ensure a stable leadership team through the SpotX transaction; specifically, the compensation committee (i) considered the increased scope of the executives’ roles following the close of the transactions and increased scale of Magnite and (ii) sought to continue to deliver annual equity grant values close to market level for 2021.

For 2021, the compensation committee determined that Mr. Barrret’s annual PSU award would remain consistent with the award’s design in 2020. Mr. Barrett’s annual equity grant is made in the form of PSUs that vest based on our TSR for the three-year period beginning on the grant date of the award relative to the TSRs of the companies in the Russell 2000 index over the same period. The Russell 2000 was chosen as the TSR comparator group because the compensation committee believes this index represents a reasonable investment alternative for stockholders considering investing in our business while requiring stable and robust performance outcomes. This PSU award, which was granted in April 2021 and has a target of 26,291 stock units, represented approximately 30% of the total fair value of Mr. Barrett’s annual equity award for 2021 (as determined as of the grant date in accordance with generally accepted accounting principles). The award is eligible to vest between 0% and 150% of the target number of units subject to the award based on the performance schedule below:

Magnite Relative TSR Ranking vs. Russell 2000 Index	Vesting % of Target Number of PSUs
80th Percentile or Higher	150%
55th Percentile	100%
20th Percentile	25%
Below 20th Percentile	0%

The vesting percentage will be interpolated on a linear basis between the levels stated in the chart above. Additionally, in the event Magnite’s TSR for the performance period is negative, the vesting percent of shares is capped at 100% of target shares. In approving the award, the compensation committee believed it would enhance the performance-based nature of our executive compensation program and further align Mr. Barrett’s interests with those of our stockholders.

CEO One-Time Equity Award

In August 2021, Mr. Barrett was granted a special equity award with an approved value of $12.0 million in the form of RSUs ( value of $4.0 million) and PSUs (value of $8.0 million), which is discussed in greater detail under “Compensation Highlights” above.

2021 Equity Awards Granted to Messrs. Buckley and Dove Following the SpotX Acquisition

In June 2021, Messrs. Buckley and Dove were each granted special equity retention grants with a target value of $1,500,000 in the form of RSUs vesting over a 2-year period. In determining the size of these awards, the compensation committee calibrated award values to encourage equity ownership and ensure a stable leadership team through the SpotX transaction; specifically, the compensation committee considered the scope of the executives’ roles at Magnite following the close of the SpotX transaction, including in respect of our integration efforts and increased strategic focus on CTV.

Other Employee Benefits and Perquisites

We have generally not offered extensive benefits or other compensation programs to our named executive officers, apart from employee benefits made available generally to our employees such as participation in Magnite’s 401(k) plan and eligibility to receive a company match, and health and welfare benefit programs. Mr. Day is eligible for up to $30,000 in annual reimbursement for the use of a car service for transportation between his home and our headquarters for the purpose of allowing Mr. Day to devote his lengthy commute time to work duties.

Employment Arrangements

We have entered into an employment agreement with Mr. Barrett and offer letters with each of our other named executive officers. Each of the named executive officers serves on an at-will basis and the employment agreement and offer letters do not have a specified term. The employment agreement and offer letters provide for a base salary, eligibility to receive an annual performance bonus, and eligibility to participate in employee benefit or group insurance plans maintained from time to time by us.

Severance Agreements

We are also party to Executive Severance and Vesting Acceleration Agreements, referred to as the severance agreements, with each of our named executive officers that provide for severance and other termination benefits upon certain qualifying terminations of employment. These severance agreements are intended to provide economic protection so that an executive can remain focused on our business without undue personal concern in the event that his position is eliminated or, in some cases, significantly altered by us, which we believe is particularly important in light of the executives’ leadership roles at Magnite. The compensation committee believes that providing severance or similar benefits is common among similarly situated executives in our industry generally and remains important in recruiting and retaining key executives.

The prospect of a change in control of Magnite can also cause significant distraction and uncertainty for executive officers and, accordingly, the compensation committee believes that appropriate change in control protections are important tools for aligning executives’ interests with those of our stockholders by allowing our executive officers to focus on strategic transactions that may be in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment. Accordingly, the severance agreements also provide for enhanced severance payments and accelerated vesting of equity awards if the executives’ employment is terminated in connection with or following a change in control of Magnite.

For more information regarding the potential payments and benefits that would be provided to our named executive officers in connection with certain terminations of their employment (including terminations in connection with a change in control) on the last business day of fiscal year 2021, please see “Potential Payments upon Termination or Change in Control” below.

We do not provide our executives with tax “gross-up” payments in connection with a termination of their employment and/or a change in control of Magnite.

Tax Considerations

Section 162(m) of the federal tax laws generally prohibits a publicly held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the company’s compensation committee under a plan approved by the company’s stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. As one of the factors in its consideration of compensation matters, the compensation committee notes this deductibility limitation. However, the compensation committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the company and our stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

Recoupment Policy

Our board or the compensation committee shall, in circumstances it deems appropriate, require return to us of the excess portion of any payment made to an employee pursuant to an award issued after April 7, 2016 under our 2014 Equity Incentive Plan or 2014 Inducement Grant Equity Incentive Plan, or under our annual cash incentive plan, if: (1) the payment was predicated upon achieving certain financial results that became the subject of a substantial restatement of our financial statements filed with the SEC within the three full fiscal years after the payment; (2) our board or the compensation committee determines that the participant engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the participant based upon the restated financial results. In each such instance, the “excess portion” of the payment is the amount (in terms of dollars or shares) by which the payment received exceeded the lower payment that would have been made based on the restated financial results. In each case, the return of payment will be net of any taxes paid by the employee in connection with original receipt or subsequent transfer of the payment. Our board or the compensation committee also has the discretion, in circumstances it deems appropriate, to require reimbursement of any or all payments received with respect to any award granted on or after April 7, 2016 to an employee who has engaged in fraud, bribery, or illegal acts similar to fraud or bribery related to employment, or knowingly failed to report such acts of another employee over whom the employee had direct supervisory responsibility. Our board or the compensation committee shall not seek recovery to the extent it determines (a) that to do so would be unreasonable or (b) that it would be better for us not to do so. In making such determination, and without limiting the scope of its discretion, our board or the compensation committee shall take into account such considerations as it deems appropriate, including, without limitation, the likelihood of success under governing law versus the cost and effort involved, whether the assertion of a claim may prejudice our interests, including in any related proceeding or investigation, the passage of time since the occurrence of the act in respect of the applicable fraud or intentional illegal conduct, and any pending legal proceeding relating to the applicable fraud or illegal conduct. Our board or the compensation committee also may in its discretion direct us to disclose the circumstances surrounding any recoupment made under this policy where not otherwise required by applicable regulation.

Executive Officer Equity Ownership Guidelines and Retention Holding Requirements

Under equity retention guidelines implemented by our board in April 2016, the chief executive officer and each of the other named executive officers are required to accumulate within five years from the later of the date the guidelines were implemented and the date he became a named executive officer, and thereafter to retain for the duration of employment, a minimum level of company equity. The minimum level of equity for the chief executive officer is equal to five times base salary and the minimum level of equity for the other named executive officers is equal to the named executive officer’s base salary. Equity that counts toward the ownership requirement includes: (1) shares owned outright by the named executive officer or beneficially owned by the named executive officer by virtue of being held by a member of the named executive officer’s immediate family residing in the same household or in a trust for the benefit of the named executive officer or immediate family members residing in the same household; (2) shares held in qualified plans or IRAs; (3) vested shares (or vested RSUs) deemed to be held in non-qualified plans; (4) the in-the-money portion of vested stock options (but not unvested stock options); and (5) unvested time-based restricted shares (or restricted stock units).

Until the minimum level of company equity is achieved, a named executive officer is prohibited from selling or otherwise transferring beneficial ownership of more than one-half of: (a) the vested after-tax shares of our common stock obtained as a result of the vesting of any restricted stock or RSU award made after implementation of the equity retention guidelines; or (b) the shares of our common stock subject to the vested portion of any stock option award made after implementation of the equity retention guidelines, net of any shares surrendered or sold to cover exercise price and/or income tax resulting from the exercise.

Policy Against Repricing and Cash Buyouts

Our 2014 Equity Incentive Plan and 2014 Inducement Grant Equity Incentive Plan prohibit our board from decreasing the exercise price of or otherwise repricing awards of stock options and stock appreciation rights unless such action is first approved by our stockholders. In addition, the plans prohibit us from redeeming or repurchasing stock options or stock appreciation rights unless such redemptions or repurchases are approved by our stockholders.

Policy Against Hedging and Pledging

We recognize that hedging against losses in company shares may disturb the alignment between stockholders and employees that our equity awards are intended to build. Accordingly, we have incorporated prohibitions on various hedging activities within our Insider Trading Policy, which applies to directors, officers and certain employees who we have designated as insiders, as well as such persons’ family members, life partners, or owned or controlled entities. The policy prohibits all transactions that are designed to hedge or offset any decrease in the market value of our securities, including prepaid variable forward contracts, equity swaps, futures, collars, exchange funds, options, puts and calls. The policy also prohibits pledging shares of our common stock as security as well as short sales and purchases or sales of puts or calls for speculative purposes.

Policy Regarding Equity-Based Awards

Our Equity Award Grant Guidelines set forth our policies and procedures with respect to the granting of equity awards to employees and executive officers of the company. Equity awards for board members are subject to our Non-Employee Director Compensation Policy. All awards are approved by our board of directors or compensation committee. Generally, regular annual equity awards to employees are approved by the compensation committee during the Company’s annual compensation cycle. For new hires, awards are generally granted at the first regularly scheduled quarterly meeting of the compensation committee following the employee’s employment start date. The compensation committee may also approve grants for employees who have not yet commenced employment, in which case the grant will generally occur on the employee’s start date. .

Risk Assessment in Compensation Programs

The compensation committee annually assesses our executive and broad-based compensation and benefits programs on an overall basis to determine whether the programs’ provisions and operations create undesired or unintentional material risk. This risk assessment process takes into account numerous compensation terms and practices that we maintain that aid in controlling risk, including the mix of cash, equity, and near- and long-term incentive programs, the use of multi-year vesting periods for equity awards, and a variety of performance criteria for incentive compensation, the claw-back provisions that apply to our annual incentive cash plan and equity plan, and the cap on the maximum cash incentive awards that can be earned in a given year regardless of company performance. This risk assessment process also included a review of program policies and practices, program analysis to identify risk and risk controls, and determinations as to the sufficiency of risk identification and risk control, the balance of potential risk to potential reward, and the significance of the programs and their risks to company strategy. Although we reviewed all significant compensation programs, we focused on those programs with variable payout, in particular assessing the ability of participants to directly affect payouts, and the controls on such situations.

Based on the foregoing, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us as a whole. We also believe that our incentive compensation programs do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk-management practices; and are adequately supported by the compensation committee’s oversight of our executive compensation programs.

Compensation Committee Report

The compensation committee has reviewed and discussed our Compensation Discussion and Analysis section with management and, based on the review and discussions, recommended to the board that the Compensation Discussion and Analysis section be included in the company’s Annual Report on Form 10-K.

Compensation Committee

Doug Knopper, Chair

Robert J. Frankenberg

Sarah P. Harden

James Rossman

The foregoing report of the compensation committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any Magnite filing under the Securities Act or the Exchange Act, whether made before or after the date of this report and irrespective of any general incorporation language in such filing.

Magnite Named Executive Officer Compensation Tables

Summary Compensation Table - 2021

The following table and narratives that follow describe the 2021, 2020 and 2019 compensation provided to our named executive officers. Ms. Evans was not a named executive officer of Magnite prior to 2020, thus, pursuant to SEC guidance we have only included compensation information for 2020 and 2021. Messrs Buckley and Dove were not named executive officers of Magnite prior to 2021, thus, pursuant to SEC guidance, we have only included compensation information for 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
Michael Barrett	2021	587,500	—	15,509,916	1,464,475	717,263	12,435(4)	18,291,589
President and CEO	2020	458,750(3)	—	1,829,238	740,068	476,102	8,747(4)	3,512,905
	2019	515,000	—	1,799,000	883,827	609,503	5,735	3,813,065
David Day	2021	460,750	—	1,359,328	636,731	393,755	12,506(4)	2,863,070
Chief Financial Officer	2020	422,500	—	813,083	370,034	258,940	12,575(5)	1,877,132
	2019	400,000	—	924,960	454,019	307,710	28,540	2,115,229
Sean Buckley	2021	350,000(9)	7,478,777(6)	3,380,030	855,972	577,211	5,749(8)	12,647,739
Chief Revenue Officer
J. Allen Dove	2021	339,395(9)	5,741,175(6)	3,380,030	855,972	326,065	2,480(7)	10,645,117
Chief Technology Officer
Katie Evans	2021	421,750	—	1,019,496	477,561	366,678	12,435(4)	2,297,920
Chief Operating Officer	2020	271,437(10)	44,415(11)	1,029,906	222,019	216,690	15,593(4)	1,800,060

(1)In accordance with the rules of the SEC, these amounts represent the aggregate grant date fair value of the stock awards and option awards granted to the named executive officer during the applicable fiscal year computed in accordance with ASC 718. Magnite’s equity awards valuation approach and related underlying assumptions for awards are described in Note 2 “Organization and Summary of Significant Accounting Policies—Stock-Based Compensation” and Note 13 “Stock-Based Compensation” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K (and the assumptions for awards granted prior to 2021 are set forth in the corresponding notes in the Annual Report on Form 10-K for the applicable fiscal year).

(2)Cash incentive amounts earned by the named executive officers for service during the year, including amounts paid subsequent to that year based upon performance during that year. As discussed in the Compensation Discussion and Analysis section above, for 2021 the compensation committee approved a bifurcated structure for the 2021 Executive Bonus Plan with independent goals set for each of the first half of the fiscal year (“1H21”) and second half of the fiscal year (“2H21”). The first half of 2021, 1H21, was measured from January to June of 2021. The named executive officers were measured against Magnite, Inc. 1H21 targets (or legacy SpotX, Inc 1H2020 targets for Messrs. Dove and Buckley), with the first half bonus payout based on H1 results. The second half of 2021, 2H21, was measured from July to December 2021 with goals set in July 2021 based on combined company results.

(3)In 2020, Mr. Barrett’s salary was temporarily reduced from $550,000 to $385,000 in response to business challenges associated with the COVID-19 pandemic.

(4)Includes 401(k) plan matching contributions, contributions to life insurance premiums and work-from-home stipend.

(5)Includes 401(k) plan matching contributions, contributions to life insurance premiums, transportation reimbursement and work-from-home stipend.

(6)Messrs. Dove and Buckley were formerly employed by SpotX prior to its acquisition by the Company. These amounts represent a transaction bonus paid by the company on behalf of RTL, the former parent and seller of SpotX. The transaction bonuses were funded by RTL pursuant to the SpotX acquisition agreement.

(7)Includes contributions to life insurance premiums and work-from-home stipend.

(8)Includes 401(k) plan matching contributions, contributions to life insurance premiums, a gym membership reimbursement and work-from-home stipend.

(9) Messrs. Dove and Buckley commenced employment with the company on April 30, 2021, with an annual base salary of $325,000 and $525,000, respectively. On May 26, 2021 Mr. Dove was promoted to the role of Chief Technology Officer and his annual base was increased to $525,000.

(10) Ms. Evans commenced employment with the company on April 1, 2020 with an annual base salary of $400,000.

(11)For 1H 2020, Ms. Evans’ did not earn any incentive compensation pursuant to the terms of her legacy Telaria 1H incentive compensation plan. The compensation committee approved a payout of 29.61% of Ms. Evans’ 1H target bonus in order to align with other executives.

Grants of Plan-Based Awards - 2021

The following table provides information regarding the equity and non-equity incentive plan awards that were granted to Magnite’s named executive officers in 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum
Michael Barrett	—	300,000	600,000	900,000	—	—	—	—	—	—	—
	4/1/2021	—	—	—	—	—	—	41,742	—	—	1,786,558
	4/1/2021	—	—	—	—	—	—	—	54,358	42.80	1,464,475
	4/1/2021(3)	—	—	—	6,573	26,291	39,437	—	—	—	1,380,015
	8/26/2021	—	—	—	—	—	—	136,939	—	—	3,969,862
	8/26/2021(4)	—	—	—	—	—	379,635	—	—	—	8,373,483
David Day	—	164,850	329,700	494,550	—	—	—	—	—	—	—
	4/1/2021	—	—	—	—	—	—	31,760	—	—	1,359,328
	4/1/2021	—	—	—	—	—	—	—	23,634	42.80	636,731
Sean Buckley	—	262,500	525,000	787,500	—	—	—	—	—	—	—
	6/1/2021	—	—	—	—	—	—	109,280	—	—	3,380,030
	6/1/2021	—	—	—	—	—	—	—	43,788	30.93	855,972
J. Allen Dove	—	183,750	367,500	551,250	—	—	—	—	—	—	—
	6/1/2021	—	—	—	—	—	—	109,280	—	—	3,380,030
	6/1/2021	—	—	—	—	—	—	—	43,788	30.93	855,972
Katie Evans	—	150,150	300,300	450,450	—	—	—	—	—	—	—
	4/1/2021	—	—	—	—	—	—	23,820	—	—	1,019,496
	4/1/2021	—	—	—	—	—	—	—	17,726	42.80	477,561

(1) Represents full year bonus opportunity as of December 31, 2021.

(2)In accordance with the rules of the SEC, these amounts represent the aggregate grant date fair value of the stock awards and option awards granted to the named executive officer during 2021 computed in accordance with ASC 718. Our equity awards valuation approach and related underlying assumptions for awards granted in 2021 are described in Note 2 “Organization and Summary of Significant Accounting Policies-Stock-Based Compensation” and Note 13 “Stock-Based Compensation” to the Consolidated Financial Statements in our Annual Report on Form 10-K.

(3)Grant of a performance stock unit. The award is eligible to vest as to 0% to 150% of the target number of shares, based on the issuer’s total stockholder return for the three-year period beginning on the grant date of the award relative to the TSRs of the companies in the Russell 2000 index over that period.

(4)Grant of performance stock unit. The award consists of three equal tranches, which vest if the Company achieves share price targets of $60.00, $80.00, and $100.00, respectively, over 60 consecutive trading days during a performance period commencing on August 26, 2022 and ending on August 26, 2026. To the extent any of the performance-based requirements are met, the Company’s CEO must also provide continued service to the Company through at least August 26, 2024 to receive any shares of common stock underlying the grant and through August 26, 2026 to receive all of the shares of common stock underlying the performance units that have satisfied the applicable performance-based requirement.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreement/Offer Letters

We have entered into an employment agreement with Mr. Barrett and offer letters with each of our other named executive officers. Each of our named executive officers serves on an at-will basis and the employment agreement and offer letters do not have a specified term. The employment agreement and offer letters provide for a base salary, eligibility to receive an annual performance bonus, and eligibility to participate in employee benefit or group insurance plans maintained from time to time by us. We are also party to agreements with the named executive officers providing for the severance benefits described below under “Potential Payments upon Termination or Change in Control.”

Non-Equity Incentive Plan Awards

For a description of the material terms of the non-equity incentive plan awards reported in the table above, see “Compensation Discussion and Analysis — Current Executive Compensation Program Elements—Annual Performance-Based Cash Awards” above.

Equity Incentive Plan Awards

Each of the equity incentive awards reported in the “Grants of Plan-Based Awards - 2021” table above was granted under, and is subject to, the terms of our 2014 Equity Incentive Plan, referred to as the 2014 Plan. The 2014 Plan is administered by the compensation committee. The compensation committee has authority to interpret the plan provisions and make all required determinations under the plan. Awards granted under the plan are generally not transferable other than by will or the laws of descent and distribution, except that the plan administrator may authorize certain transfers.

Generally, and subject to limited exceptions set forth in the 2014 Plan, if we undergo certain corporate transactions such as a merger, consolidation or similar transaction, or a sale of all or substantially all of our assets or securities, the plan administrator has the discretion to determine how outstanding equity awards will be treated in connection with such corporate transaction (including discretion to provide for accelerated vesting of such awards in connection with the transaction), and if no affirmative determination is made, all outstanding equity awards will fully vest and options will be fully exercisable, and will terminate or be terminated in connection with such corporate transaction, unless the awards are to be assumed or substituted by the successor corporation. The named executive officers are also party to agreements that provide for acceleration of their equity awards in connection with certain terminations of their employment as described below under “Potential Payments upon Termination or Change in Control.”

The equity awards granted to our named executive officers other than Mr. Barrett in 2021 were in the form of stock options, and restricted stock units, referred to as RSUs. Mr. Barrett received equity awards in 2021 in the form of stock options, RSUs, and performance stock units, referred to as PSUs. The vesting requirements applicable to each equity award granted to the named executive officers are described in the footnotes to the table below and in the section above entitled “Compensation Discussion and Analysis.” RSUs are payable on vesting in an equal number of shares of our common stock. Stock options represent the right to receive a share of our common stock upon exercise of the option and payment of the exercise price. The named executive officers do not have the right to vote the shares subject to the awards and do not have any dividend rights with respect to the RSUs or stock options.

Outstanding Equity Awards as of December 31, 2021

The following table provides information regarding outstanding equity awards made to our named executive officers as of December 31, 2021.

		Option Awards				Stock Awards		PSU Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Michael Barrett	4/1/21	—	54,358(2)	42.80	4/1/31	—	—	—	—
	4/1/20	96,486	135,082(3)	5.28	4/1/30	—	—	—	—
	2/22/19	212,500	87,500(4)	5.14	2/22/29	—	—	—	—
	3/15/18	287,500	12,500(5)	1.97	3/15/28	—	—	—	—
	3/17/17	686,160	—	5.80	3/17/27	—	—	—	—
	8/26/21	—	—	—	—	136,939(6)	2,396,433	—	—
	4/1/21	—	—	—	—	41,742(7)	730,485	—	—
	4/1/20	—	—	—	—	106,328(8)	1,860,740	—	—
	2/22/19	—	—	—	—	109,375(9)	1,914,063	—	—
	3/15/18	—	—	—	—	10,938(10)	191,415	—	—
	8/26/21	—	—	—	—	—	—	379,635(11)	6,643,613
	4/1/21	—	—	—	—	—	—	6,573(12)	115,028
	4/1/20	—	—	—	—	—	—	219,512(12)	3,841,460
David Day	4/1/21	—	23,634(2)	42.80	4/1/31	—	—	—	—
	4/1/20	48,243	67,541(3)	5.28	4/1/30	—	—	—	—
	2/20/19	30,187	46,959(4)	4.92	2/20/29	—	—	—	—
	3/15/18	7,841	1,743(5)	1.97	3/15/28	—	—	—	—
	5/19/15	9,300	—	16.75	5/19/25	—	—	—	—
	4/1/21	—	—	—	—	31,760(13)	555,800	—	—
	4/1/20	—	—	—	—	93,037(14)	1,628,148	—	—
	2/20/19	—	—	—	—	58,750(15)	1,028,125	—	—
	3/15/18	—	—	—	—	3,050(10)	53,375	—	—
Sean Buckley	6/1/21	—	43,788(16)	30.93	6/1/31	—	—	—	—
	6/1/21	—	—	—	—	58,843(17)	1,029,753	—	—
	6/1/21	—	—	—	—	50,437(18)	882,648	—	—
J. Allen Dove	6/1/21	—	43,788(16)	30.93	6/1/31	—	—	—	—
	6/1/21	—	—	—	—	58,843(17)	1,029,753	—	—
	6/1/21	—	—	—	—	50,437(18)	882,648	—	—
Katie Evans	4/1/21	—	17,726(2)	42.80	4/1/31	—	—	—	—
	4/1/20	28,946	40,524(3)	5.28	4/1/30	—	—	—	—
	2/28/19	23,762	9,784(19)	5.16	2/28/29	—	—	—	—
	2/27/18	53,797	2,340(20)	3.61	2/27/28	—	—	—	—
	4/1/21	—	—	—	—	23,820(21)	416,850	—	—
	4/1/20	—	—	—	—	55,822(22)	976,885	—	—
	4/1/20	—	—	—	—	51,331(23)	898,293	—	—
	2/28/19	—	—	—	—	25,046(24)	438,305	—	—
	2/27/18	—	—	—	—	6,936(25)	121,380	—	—

(1)In accordance with the rules of the SEC, the values represent the product of the number of shares that have not vested and $17.50, which was the closing market price of our common stock on December 31, 2021. The reported amount does not necessarily reflect the value that may be realized by the individual because the awards vest over a specified period of time from the date of grant contingent upon continued employment and, in the case of PSUs, the issuer’s total stockholder return or the issuer achieving certain share price targets over the performance period, and the actual amount received upon sale of shares will depend upon the fair market value of the shares at the times they are sold.

(2)These stock options vest with respect to 25% of the underlying shares on April 1, 2022 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(3)These stock options vest (or vested) with respect to 25% of the underlying shares on April 1, 2021 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(4)These stock options vest (or vested) with respect to 25% of the underlying shares on February 1, 2020 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(5)These stock options vest (or vested) with respect to 25% of the underlying shares on February 1, 2019 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(6)These RSUs vest in three equal installments on each of August 15, 2023, August 15, 2024, and August 15, 2025.

(7)These RSUs vest as follows: 11,305 shares on May 15, 2022, 2,609 shares on each August 15, November 15, February 15, and May 15 thereafter until February 15, 2025 and 1,738 shares on May 15, 2025.

(8)These RSUs vest as follows: 11,000 shares on February 15, 2022 and each May 15, August 15, November 15, and February 15 thereafter until February 15, 2024 and 7,328 shares on May 15, 2024.

(9)These RSUs vest as follows: 43,750 shares on each of May 15, 2022 and November 15, 2022 and 21,875 shares on May 15, 2023.

(10)These RSUs vest on May 15, 2022.

(11) The award consists of three equal tranches, which vest if the Company achieves share price targets of $60.00, $80.00, and $100.00, respectively, over 60 consecutive trading days during a performance period commencing on August 26, 2022 and ending on August 26, 2026. To the extent any of the performance-based requirements are met, the Company’s CEO must also provide continued service to the Company through at least August 26, 2024 to receive any shares of common stock underlying the grant and through August 26, 2026 to receive all of the shares of common stock underlying the performance units that have satisfied the applicable performance-based requirement.In accordance with SEC rules, the number of shares reflected in the table above assumes target achievement.

(12)The vesting of these PSUs will be determined based on the issuer’s total stockholder return (“TSR”) for the three-year period beginning on the grant date of the award relative to the TSRs of the companies in the Russell 2000 index over that period. The award is eligible to vest as to 0% to 150% of the target number of performance-based restricted stock units. In accordance with SEC rules, the number of shares reflected in the table above assumes the greater of the threshold (minimum) achievement or achievement based on performance through December 31, 2021.

(13)These RSUs vest as follows: 8,602 shares on May 15, 2022 and 1,985 shares on each August 15, November 15, February 15, and May 15 thereafter until February 15, 2025 and 1,323 shares on May 15, 2025.

(14) These RSUs vest as follows: 9,625 shares on each February 15, May 15, August 15, and November 15 hereafter until February 15, 2024 and 6,412 shares on May 15, 2024.

(15) These RSUs vest with respect to the underlying shares 23,500 shares on each of May 15, 2022 and November 15, 2022 and 11,750 shares on May 15, 2023.

(16) These stock options vest with respect to 25% of the underlying shares on May 15, 2022 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(17) These RSUs vest as follows: 14,711 shares on May 15, 2022 and 3,678 shares on each August 15, November 15, February 15, and May 15 thereafter until February 15, 2025 and 3,674 shares on May 15, 2025.

(18) These RSUs vest in two equal installments on each of June 1, 2022 and June 1, 2023.

(19) These stock options vest (or vested) with respect to 25% of the underlying shares on February 14, 2020 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(20) These stock options vest (or vested) with respect to 25% of the underlying shares on February 14, 2019 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(21) These RSUs vest as follows: 6,451 shares on May 15, 2022 and 1,489 shares on each August 15, November 15, February 15, and May 15 thereafter until February 15, 2025 and 990 shares on May 15, 2025.

(22) These RSUs vest as follows: 5,775 shares on each February 15, May 15, August 15, and November 15 hereafter until February 15, 2024 and 3,847 shares on May 15, 2024.

(23) These RSUs vest on April 1, 2022.

(24) These RSUs vest as follows: 12,523 shares each on February 14, 2022 and February 14, 2023.

(25) These RSUs vest on February 14, 2022.

Option Exercises and Stock Vested - 2021

The following table provides information regarding stock options that were exercised by our named executive officers during 2021 and the restricted stock unit awards granted to our named executive officers that vested during 2021.

	Option Awards		Stock Awards
Name	Gross Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)(1)	Gross Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael Barrett	—	—	315,409	7,736,375
David Day	37,951	1,567,818	122,498	3,003,022
Sean Buckley	—	—	—	—
J. Allen Dove	—	—	—	—
Katie Evans	44,245	1,129,914	141,175	6,407,008

(1)The value realized upon the exercise of a stock option is calculated by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date the stock option was exercised and the per-share exercise price of the options. Represents the gross value realized prior to any applicable tax withholding.

(2)The value realized upon the vesting of a stock award is calculated by multiplying (i) the number of shares of our common stock that vested, by (ii) the per-share closing price of our common stock on the vesting date. Represents the gross value realized prior to any applicable tax withholding.

Severance and Potential Payments upon Termination or Change in Control

The following section describes the benefits that may become payable to our named executive officers in connection with a termination of their employment with us and/or a change in control of Magnite. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from the amounts presented below. Factors that could affect these amounts include the timing during the year of any such event.

We are a party to an Executive Severance and Vesting Acceleration Agreement, referred to as the severance agreement, with each of our named executive officers. These agreements provide that if we terminate the employment of any of these executives without “cause”, if any of these executives resigns for “good reason”, or if the executive’s employment terminates due to the executive’s death or “disability” (as such terms are defined in the severance agreement), and prior to and not in connection with the consummation of a “sale transaction” (as such term is defined in the severance agreement), the executive will be entitled to receive continuation of his or her then-current base salary for a specified period (12 months for Messrs. Barrett, Buckley, Day, and Dove and 6 months for Ms. Evans), a full target bonus for Messrs. Buckley and Dove, a pro-rata target bonus for the year of termination based upon the portion of the year worked and net of bonus amounts previously paid for the year for Messrs. Barrett, Buckley, Day, and Dove and Ms. Evans, continuation of group health insurance coverage or reimbursement of premiums for each executive and his or her respective dependents for a specified period (12 months for Messrs. Barrett, Buckley, and Dove and 6 months for Mr. Day and Ms. Evans), and accelerated vesting of equity awards that vest solely over time for a specified period (12 months for Messrs. Barrett, Buckley, Day, and Dove and 6 months for Ms. Evans).

If we terminate the employment of any of these executives without cause, if any of them resigns for good reason or if any the executive’s employment terminates due to the executive’s death or disability, in any case in connection with or following a change in control of Magnite (within thirteen months after the change in control for Mr. Barrett), the benefits described above will be increased to include for Messrs. Barrett and Day, additional cash severance equal to one year’s target bonus (paid over 12 months); for Ms. Evans, a longer period of continuation of base salary and group health insurance coverage or reimbursement of premiums equal to 12 months; for all the executives, full acceleration of vesting of all equity awards that vest solely over time.

For a description of Mr. Barrett’s PSU awards in the event of termination of employment, see the table below.

All severance benefits are conditioned upon these executives entering into a release of claims with us and abiding by the restrictive covenants contained in our standard confidentiality agreement (which includes an indefinite confidentiality covenant and one-year post-termination non-solicitation of employees covenant). The severance agreements also provide that if the payments or benefits made to the executive in connection with a change in control of Magnite would result in an excise tax under Section 280G and 4999 of the U.S. Internal Revenue Code, such payments or benefits will be reduced if and to the extent such a reduction would result in a greater after-tax benefit for the executive.

The following tables present our estimates of the value of the payments and benefits that each of the named executive officers would have been entitled to receive (1) had his employment been terminated by us without “cause,” by the executive for “good reason”, or due to the executive’s death or “disability” on December 31, 2021 and (2) had both such a termination of the executive’s employment and a change in control of Magnite occurred on that date. The actual amounts that would be paid upon a named executive officer’s termination of employment and/or a change in control can only be determined at the time of such event.

Severance Benefits (No Change in Control)

Name	Cash Severance ($)(1)	Pro-Rata Bonus ($)(2)	Continued Health Insurance Coverage ($)(3)	Value of Accelerated Vesting of Equity Awards ($)(4)	Total ($)
Michael Barrett	600,000	300,000	32,135	6,851,240(5)	7,783,375
David Day	471,000	164,850	16,068	2,656,769	3,267,687
Sean Buckley	1,050,000	262,500	32,135	827,505	2,172,140
J. Allen Dove	892,500	183,750	29,931	827,505	1,933,686
Katie Evans	214,500	150,150	16,068	1,744,193	2,124,911

(1)The cash severance amount included in the table above is equal to 12 months base salary plus target bonus (in the case of Messrs. Dove and Buckley), 12 months base salary (in the case of Mr. Barrett and Mr. Day) and 6 months base salary (in the case of Ms. Evans).

(2)For 2021, the compensation committee approved a bi-furcated bonus plan for 1H 2021 and 2H 2021. The pro-rata bonus amount included in the table above is equal to the executive’s target bonus for 2H 2021.

(3)The executive is entitled to continuation of group health insurance coverage or reimbursement of premiums for the executive and his dependents for a specified period (12 months for Messrs. Barrett, Buckley and Dove, and 6 months for Ms. Evans and Mr. Day).

(4)The value of the accelerated options, RSUs, and PSUs presented in the table is calculated based on our closing stock price on December 31, 2021 of $17.50 and, in the case of the accelerated options, less the exercise price of in-the-money options.

(5)For the PSUs granted in April 1, 2020 and April 1, 2021, under an involuntary termination (termination without “cause” or if the executive resigns for “good reason”), Mr. Barrett would be entitled to a prorated amount of the award at the end of the three year performance period based on actual achievement to date multiplied by a fraction where the numerator is how many full months of service has been performed and the denominator is thirty-six (36). However, if the involuntary termination occurred prior to the first anniversary of the grant date, all of the PSUs would be forfeited. If the termination was due to Mr. Barrett’s death or “disability” then he would be entitled to a prorated amount of the award based on the target amount of PSUs regardless of whether the termination occurred within one-year of grant.

For Mr. Barrett’s one-time PSU granted on August 26, 2021, in the event of an involuntary termination or if the termination was due the executive’s death or “disability”, the requirements for continued service would be waived and he would earn a number of shares based on actual based on share price targets achieved to date at the time of the termination.

In the table above, the value of the PSUs is calculated assuming an involuntary termination. For the award granted April 1, 2021, the number of PSUs assumes 150% achievement based on performance through December 31, 2021, which would result in a total of 128,049 shares vesting based on Mr. Barrett’s service through December 31, 2021. The awards under the April 1, 2021 grant had not yet met the one year anniversary threshold as of December 31, 2021, and as such, no shares would vest under that grant. For the August 26, 2021 grant, no shares would vest as none of the stock price targets have been achieved as of December 31, 2021. The total value of PSU awards included in the table above is $2,240,858.

If Mr. Barrett’s employment was terminated due to death or “disability” as of December 31, 2021, he would receive 85,366 shares under his April 1, 2020 grant, 6,573 shares under his April 1, 2021 grant, and zero shares under the August 26, 2021 grant. Under this scenario, the total value of PSU awards that would vest would be $1,608,933 and the total value of accelerated equity awards would be $6,219,315.

Severance Benefits (Change in Control)

Name	Cash Severance ($)(1)	Pro-Rata Bonus ($)(2)	Continued Health Insurance Coverage ($)(3)	Value of Accelerated Vesting of Equity Awards ($)(4)	Total ($)
Michael Barrett	1,200,000	300,000	32,135	13,860,922(5)	15,393,057
David Day	800,700	164,850	32,135	4,708,612	5,706,297
Sean Buckley	1,050,000	262,500	32,135	1,912,400	3,257,035
J. Allen Dove	892,500	183,750	29,931	1,912,400	3,018,581
Katie Evans	429,000	150,150	32,135	3,500,153	4,111,438

(1)The cash severance amount included in the table above is equal to 12 months base salary plus target bonus (in the case of Messrs. Barrett, Day, Buckley and Dove) and 12 months base salary (in the case of Ms. Evans)

(2)For 2021, the compensation committee approved a bi-furcated bonus plan for 1H 2021 and 2H 2021. The pro-rata bonus amount included in the table above is equal to the executive’s target bonus for 2H 2021.

(3)The executive is entitled to continuation of group health insurance coverage or reimbursement of premiums for the executive and his dependents for a specified period (12 months for Messrs. Barrett, Day, Buckley, Dove and Ms. Evans).

(4)The equity acceleration amount included in the table represents the value of the equity awards that would vest in connection with the termination of the executive’s employment. The value of the accelerated options, RSUs, and PSUs presented in the table is calculated based on our closing stock price on December 31, 2021 of $17.50, and, in the case of the accelerated options, less the exercise price of in-the-money options.

(5)In the event Mr. Barrett’s employment was terminated immediately following the consummation of a change of control, the following provisions apply with respect to his PSUs:

(i)with respect to his PSUs granted on April 1, 2020 and April 1, 2021, he would earn a number of shares based on TSR achievement through the change in control event, rather than a three-year TSR, and such shares would vest immediately upon his termination. Assuming the change in control event and termination occurred on December 31, 2021 (at a price of $17.50 per share, the closing price on December 31, 2021), Mr. Barrett would be entitled to 219,512 shares from the April 1, 2020 grant, based on 150% achievement to date, and zero shares from the April 1, 2021 grant, based on 0% achievement to date.

(ii)with respect to Mr. Barrett’s one-time PSU granted on August 26, 2021, he would earn a number of shares based on achievement of share price targets through the change of control and such shares would vest immediately upon his termination. Assuming the change in control event and termination occurred on December 31, 2021 (at a price of $17.50 per share, the closing price on December 31, 2021), Mr. Barret would be entitled to zero shares from this grant.

The total value of PSU awards included in the table above is $3,841,460.

CEO Pay-Ratio Disclosure

Pursuant to the Exchange Act, we are required to disclose the ratio of the total annual compensation of our President and CEO, Michael Barrett, to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described above, we have determined that our CEO’s total compensation for 2021 was $18,291,589, and the median of the total 2021 compensation of all of our employees (excluding our CEO) was $126,485. Accordingly, we estimate the ratio of our CEO’s total compensation for 2021 to the median of the total 2021 compensation of all of our employees (excluding our CEO) to be 144.61 to 1.

The pay ratio was higher in 2021 due to the special one-time PSU and RSU award granted to Mr. Barrett, which will only be earned if meaningful and sustained stock price performance targets are achieved. As the special PSU and RSU award is not part of the standard annual compensation that is paid to Mr. Barrett, we believe that it is helpful to provide the pay ratio excluding the special PSU and RSU award. As adjusted for 2021, we estimate that the pay ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees is 47.03 to 1.

We identified the median employee by taking into account the annualized total cash compensation for 2021 for all individuals, excluding our CEO, who were employed by us or one of our affiliates on December 31, 2021. We included all employees, whether employed on a full-time or part-time basis. We did not make any assumptions, adjustments or estimates with respect to their total cash compensation for 2021, but we did annualize the compensation for any employees who were not employed by us for all of 2021. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.

Once the median employee was identified as described above, that employee’s total annual compensation for 2021 was determined using the same rules that apply to reporting the compensation of our named executive officers (including our CEO) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding beneficial ownership of our equity interests as of April 14, 2022 by:

•each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our outstanding equity interests;

•each of our directors and director nominees;

•each of our named executive officers; and

•all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership of our common stock is based on 132,194,776 of our common stock outstanding as of April 14, 2022.

Name and Address of Beneficial Owner(1)	Shares of Common Stock(2)	Percent
5% Stockholders
RTL Group GmbH and Related Entities(3)	12,374,315	9.4
The Vanguard Group(4)	11,822,381	8.9
FMR LLC(5)	9,730,002	7.4
Granahan Investment Management LLC(6)	8,482,357	6.4
BlackRock, Inc.(7)	8,309,705	6.3
Named Executive Officers
Michael Barrett(8)	1,862,805	1.4
David Day(9)	250,103	*
Sean Buckley(10)	50,877	*
J. Allen Dove(11)	51,877	*
Katie Evans(12)	348,485	*
Directors and Director Nominees
Paul Caine(13)	143,544	*
Robert J. Frankenberg(14)	175,358	*
Sarah P. Harden(15)	75,998	*
Doug Knopper(13)	105,056	*
Rachel Lam(13)	184,263	*
David Pearson(16)	2,277	*
James Rossman(13)	325,563	*
Robert F. Spillane(17)	175,358	*
Lisa L. Troe(18)	170,208	*
Diane Yu(16)	2,277	*
All Current Executive Officers and Directors as a Group (18 persons)(19)	4,563,795	3.4

*Indicates ownership of less than one percent.

(1)Except as noted, the address of the named beneficial owner is c/o Magnite, Inc., 1250 Broadway, 15th Floor, New York, New York 10001.

(2)The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes shares (i) as to which the individual or entity has sole or shared voting power or investment power, and (ii) the individual owns or has the right to acquire beneficial ownership of within 60 days of April 14, 2022. Shares not owned but which the individual has the right to acquire beneficial ownership within 60 days of April 14, 2022 are included in the numerator and denominator for that specific individual in calculating that individual’s beneficial ownership percentage, but not deemed outstanding in the aggregate for computing the ownership percentage for others.

(3)Beneficial ownership is based solely on the Schedule 13G/A filed with SEC on May 21, 2021 by RTL Group GmbH, RTL Group S.A. and Bertelsmann SE & Co. KGaA (“Bertelsmann”) with respect to our common stock as of May 12, 2021. The Schedule 13G/A states that RTL Group GmbH, RTL Group S.A. and Bertelsmann have shared voting power as to 12,374,315 shares and shared dispositive power as to 12,374,315 shares. The address for RTL Group GmbH is Picassoplatz 1, D-50679 Cologne, Germany. The address for RTL Group S.A. is 43 Boulevard Pierre Frieden, L-1543 Luxembourg, Grand Duchy of Luxembourg. The address for Bertelsmann is Carl-Bertelsmann-Strasse 270, 33311 Gütersloh, Germany.

(4)Beneficial ownership is based solely on the Schedule 13G filed with SEC on February 10, 2022 by The Vanguard Group (“Vanguard”) with respect to our common stock as of December 31, 2021. The Schedule 13G states that Vanguard has shared dispositive power as to 349,400 shares and sole dispositive power as to 11,472,981 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(5)Beneficial ownership is based solely on the Schedule 13G filed with SEC on February 9, 2022 by FMR LLC (“FMR”) with respect to our common stock as of December 31, 2021. The Schedule 13G states that FMR has sole voting power as to 603,762 shares and sole dispositive power as to 9,730,002 shares. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

(6)Beneficial ownership is based solely on the Schedule 13G filed with SEC on February 14, 2022 by Granahan Investment Management, LLC (“Granahan”) with respect to our common stock as of December 31, 2021. The Schedule 13G states that Granahan has sole voting power as to 8,022,573 shares and sole dispositive power as to 8,482,357 shares. The address for Granahan is Wyman Street, Suite 460, Waltham, MA 02451.

(7)Beneficial ownership is based solely on the Schedule 13G/A filed with SEC on February 3, 2022 by BlackRock, Inc. (“BlackRock”) with respect to our common stock. The Schedule 13G/A states that BlackRock has sole voting power as to 8,138,309 shares and sole dispositive power as to 8,309,705 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(8)Includes 76,993 restricted stock units that will vest within 60 days of April 14, 2022 and 1,377,446 shares issuable pursuant to outstanding stock options exercisable by Mr. Barrett within 60 days of April 14, 2022, of which 1,353,034 were fully vested as of April 14, 2022.

(9)Includes 44,777 restricted stock units that will vest within 60 days of April 14, 2022 and 138,805 shares issuable pursuant to outstanding stock options exercisable by Mr. Day within 60 days of April 14, 2022, of which 126,289 were fully vested as of April 14, 2022.

(10)Includes 39,930 restricted stock units that will vest within 60 days of April 14, 2022 and 10,947 shares issuable pursuant to outstanding stock options exercisable by Mr. Buckley within 60 days of April 14, 2022, of which none were fully vested as of April 14, 2022.

(11)Includes 39,930 restricted stock units that will vest within 60 days of April 14, 2022 and 10,947 shares issuable pursuant to outstanding stock options exercisable by Mr. Dove within 60 days of April 14, 2022, of which none were fully vested as of April 14, 2022.

(12)Includes 12,226 restricted stock units that will vest within 60 days of April 14, 2022 and 126,192 shares issuable pursuant to outstanding stock options exercisable by Ms. Evans within 60 days of April 14, 2022, of which 121,861 were fully vested as of April 14, 2022.

(13)Includes 3,936 restricted stock units that will vest within 60 days of April 14, 2022.

(14)Includes 3,936 restricted stock units that will vest within 60 days of April 14, 2022 and 86,500 shares issuable pursuant to outstanding stock options exercisable by Mr. Frankenberg within 60 days of April 14, 2022, all of which were fully vested as of April 14, 2022.

(15)Includes 3,936 restricted stock units that will vest within 60 days of April 14, 2022 and 37,318 restricted stock units that have vested as of April 14, 2022 but the delivery of which has been deferred.

(16)Includes 2,277 restricted stock units that will vest within 60 days of April 14, 2022.

(17)Includes 3,936 restricted stock units that will vest within 60 days of April 14, 2022 and 86,500 shares issuable pursuant to outstanding stock options exercisable by Mr. Spillane within 60 days of April 14, 2022, all of which were fully vested as of April 14, 2022.

(18)Includes 3,936 restricted stock units that will vest within 60 days of April 14, 2022 and 66,708 shares issuable pursuant to outstanding stock options exercisable by Ms. Troe within 60 days of April 14, 2022, all of which were fully vested as of April 14, 2022.

(19)Includes 292,541 restricted stock units that will vest within 60 days of April 14, 2022 and 2,168,079 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 14, 2022, of which 2,092,768 were fully vested as of April 14, 2022.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2021 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted- average Exercise Price of Outstanding Options and Rights(4)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Stockholders(1)	7,020,280	$8.15	10,412,037(5)
Equity Compensation Plans Not Approved by Stockholders(2)	5,295,874	$6.27	5,845,897(6)
Total	12,316,154(3)	$7.25	16,257,934

(1)Consists of our 2007 Stock Incentive Plan, 2014 Equity Incentive Plan, and 2014 Employee Stock Purchase Plan.

(2)Consists of our 2014 Inducement Grant Equity Incentive Plan, the nToggle, Inc. 2014 Equity Incentive Plan, and the Telaria Plans, each described below.

(3)Represents 5,129,221 shares to be issued upon exercise of outstanding options, 7,149,615 shares subject to outstanding unvested restricted stock units, and 37,318 shares subject to outstanding vested but deferred restricted stock units. The 7,149,615 shares subject to outstanding unvested restricted stock units includes 552,267 performance related restricted stock units that vest based on certain stock price performance metrics.

(4)Represents the weighted-average exercise price of outstanding options. Shares subject to outstanding unvested restricted stock units and performance-based stock units become issuable upon vesting without any exercise price or other cash consideration required.

(5)Consists of 7,477,552 shares that were available for future issuance under the 2014 Equity Incentive Plan and 2,934,485 shares that were available for future issuance under the 2014 Employee Stock Purchase Plan (“ESPP”) as of December 31, 2021, including approximately 178,757 shares subject to purchase during the ESPP offering periods in effect as of December 31, 2021. On January 1, 2022, an additional 6,610,173 shares became available for future issuance under the 2014 Equity Incentive Plan and an additional 1,322,035 shares became available for issuance under the 2014 Employee Stock Purchase Plan, both pursuant to the plan’s evergreen provisions that provide for automatic annual increases on January 1 of each year until January 1, 2024 equal to 5% and 1%, respectively, of our outstanding shares as of the preceding December 31 (or such lesser amounts as approved by the Board).

(6)Shares available for future issuance under the 2014 Inducement Grant Equity Incentive Plan and the Telaria, Inc. 2013 Equity Incentive Plan as of December 31, 2021.

Our 2014 Inducement Grant Equity Incentive Plan was adopted by our board in November 2014 for use in making employment inducement awards pursuant to Nasdaq Listing Rule 5635(c)(4) (or New York Stock Exchange Rule 303A.08, prior to our move to the Nasdaq Global Select Market). A total of 1 million shares of our common stock was initially reserved for granting stock options, restricted stock, restricted stock units, stock appreciation rights, performance stock awards, and other awards under our 2014 Inducement Grant Equity Incentive Plan. Our board or the compensation committee may increase the number of shares reserved for granting awards under this plan at its discretion, from time to time. The share reserve under this plan was increased by 1,700,000 shares in March 2017 to provide shares underlying the initial equity awards granted to Mr. Barrett in connection with his hire as our President and Chief Executive Officer, which were made as inducement awards. Our board and the compensation committee have discretion to determine the terms of awards granted under our 2014 Inducement Grant Equity Incentive Plan, including vesting, forfeiture and acceleration. The exercise price for stock options granted under our 2014 Inducement Grant Equity Incentive Plan will not be less than the fair market value of our common stock on the date of grant. Restricted stock units may be granted in exchange for any form of legal consideration acceptable to our board and restricted stock may be granted in exchange for the payment of a purchase price, past or future services to our company or any other form of legal consideration. In connection with our acquisition of iSocket, Inc. in November 2014, we granted 132,000 stock options under our 2014 Inducement Grant Equity Incentive Plan with an exercise price of $14.62 per share and a ten-year term, and vesting over approximately four years, with 25% of the total shares granted vesting on the first anniversary of the date of the acquisition of iSocket, Inc. and the balance vesting in 36 equal monthly installments thereafter. In connection with the acquisition of iSocket, we also granted 126,050 restricted stock unit awards under the 2014 Inducement Grant Equity Incentive Plan, vesting over approximately 54 months. In connection with our acquisition of nToggle, Inc. in July 2017, we granted an aggregate of 174,117 restricted stock units under the 2014 Inducement Grant Equity Incentive Plan, vesting over approximately four years. As of December 31, 2021, 69,088 shares were available for issuance under the 2014 Inducement Grant Equity Incentive Plan.

We assumed the nToggle, Inc. 2014 Equity Incentive Plan in connection with our acquisition of nToggle, Inc. in July 2017. In connection with the acquisition, and giving effect to the exchange ratio used to determine the number of Rubicon Project options we issued in exchange for outstanding nToggle options, we assumed a total of 432,482 options previously granted under the nToggle, Inc. 2014 Equity Incentive Plan, with a weighted-average exercise price per share of $0.51, remaining terms ranging to April 2027 and remaining vesting periods ranging to April 2021. We also assumed 77,499 shares of unvested restricted stock with a remaining vesting period to October 2019. In addition, 480,673 shares of common stock remaining available under the nToggle, Inc. 2014 Equity Incentive Plan were added to the pool of available shares under our 2014 Equity Incentive Plan, and can be used for awards during the period when they would have been available for grant under the nToggle 2014 Equity Incentive Plan to persons who were not employed by the company or its affiliates immediately before the nToggle acquisition, and otherwise in accordance with the applicable listing standard rules. No further awards will be made under the nToggle 2014 Equity Incentive Plan.

We assumed the Telaria, Inc. 2013 Equity Incentive Plan, as amended, the Telaria, Inc. 2008 Stock Plan, as amended, the ScanScout, Inc. 2009 Equity Incentive Plan, as amended, and certain new hire inducement awards granted by the Telaria board (together, the “Telaria Plans”) in April 2020 in connection with the Telaria Merger. In connection with the Telaria Merger, and giving effect to the exchange ratio used to determine the number of Magnite options we issued in exchange for outstanding Telaria options, we assumed a total of 4,998,622 options previously granted under the Telaria Plans, with a weighted-average exercise price per share of $3.80, remaining terms ranging to February 2030 and remaining vesting periods ranging to January 2024.

We also assumed 2,416,824 shares of unvested restricted stock with a remaining vesting period to March 2024. In addition, 7,291,151 shares of common stock remaining available under the Telaria, Inc. 2013 Equity Incentive Plan were added to the 2014 Equity Incentive Plan, which shares will be used solely with respect to new hire awards or awards to former employees of Telaria prior to the merger. As of December 31, 2021, 5,776,809 shares were available for issuance under the Telaria, Inc. 2013 Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2021, there is one set of transactions to which the company has been a participant, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or their family members, had or will have a direct or indirect material interest.

RTL Group GmbH held more than 5% of our outstanding shares as of December 31, 2021, but does not participate in or exercise any control over the management of the company. Bertelsmann Direct North America, an affiliate of RTL Group GmbH, spent approximately $1,037,000 in 2021 as a buyer on our platform, pursuant to a commercial agreement entered into in the ordinary course of business, which was negotiated at arms-length. Moreover, various affiliates of RTL Group GmbH were paid an aggregate of approximately $1,200,000 in connection with advertising inventory they monetized through our platforms, all pursuant to commercial agreements entered into in the ordinary course of business and negotiated at arms-length. Compensation arrangements with our directors and officers are described under “Director Compensation” and “Executive Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors, executive officers and certain other officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Procedures for Approval of Related Person Transactions

We have adopted a formal written policy providing that related person transactions may be consummated or continued only if approved or ratified by the audit committee. The policy defines “related person transactions” as transactions in which we are or will be a participant, the aggregate amount involved since the beginning of the company’s last fiscal year exceeds or may be expected to exceed $100,000, and a related person has or will have a direct or indirect interest. For purposes of this policy, a related person is a person who is or was since the beginning of our last fiscal year a director, nominee for director, or executive officer; a greater than 5% beneficial owner of our common stock; or an immediate family member of any such person. The policy provides that our legal department will review each proposed related person transaction and prepare a description for the audit committee, which will review the proposed transaction and consider such factors, as it deems appropriate, including at least the following factors:

•the terms of the transaction as compared to terms available for a similar transaction with a non-related party;

•the extent of the related person’s interest in the transaction;

•the disclosure requirements associated with the transaction;

•the effect of the transaction upon the independence of any director involved;

•the effect of the transaction upon the ability of the related person to fulfill his or her duties to the company; and

•the appearance of the transaction.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR
THE 2022 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Exchange Act Rule 14a-8(e), proposals of stockholders being submitted for inclusion in our proxy materials for our 2022 annual meeting of stockholders must be received by us at our corporate headquarters at 1250 Broadway, 15th Floor, New York, New York 10001, directed to the attention of our Corporate Secretary, not later than December 27, 2022 to be considered for inclusion in the proxy statement for that meeting.

Under our bylaws, director nominations and other proposals at our 2023 annual meeting of stockholders that are not intended or eligible for inclusion in the proxy statement for that meeting may, nonetheless, be considered for presentation at the meeting if the nomination or proposal is delivered to or mailed and received by us at our corporate headquarters at 1250 Broadway, 15th Floor, New York, New York 10001 not earlier than the close of business on February 7, 2023 and not later than the close of business on March 9, 2023. However, if the date of the 2023 annual meeting is more than 30 days before the first anniversary of the Annual Meeting or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which we first make public announcement of the date of the annual meeting. In addition to giving notice pursuant to the advance notice provisions of our bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must also provide the notice required Rule 14a-19, the SEC’s universal proxy rule, to our Corporate Secretary regarding such intent no later than April 29, 2023. A copy of our bylaws may be obtained from our Corporate Secretary.

The chairman of the meeting may refuse to acknowledge or introduce any matter brought by a stockholder at a meeting if notice of the matter is not received within the applicable deadlines or does not comply with our bylaws. If a stockholder does not meet these deadlines, or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the meeting.

ANNUAL REPORT

A copy of our 2021 Annual Report as filed with the SEC on February 23, 2021, without exhibits, will be provided without charge upon written request addressed to our Corporate Secretary at our corporate headquarters at 1250 Broadway, 15th Floor, New York, New York 10001. A copy of our 2021 Annual Report may also be obtained via the Internet by following the instructions set forth in the Notice of Internet Availability of Proxy Materials or in the “Financials and Filings” section of our Investor Relations website at http://investor.magnite.com.

By Order of the Board of Directors,

Aaron Saltz Corporate Secretary

April 26, 2022

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING ONLINE, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES, PLEASE VOTE AS PROMPTLY AS POSSIBLE. YOU ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS ELECTRONICALLY OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR, IF YOU RECEIVED A PRINTED COPY OF THE PROXY MATERIALS, ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM. IF YOU REQUESTED A PRINTED COPY OF YOUR PROXY MATERIALS, YOU MAY ALSO VOTE BY MAIL BY SIGNING, DATING, AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM IN THE PRE-PAID ENVELOPE PROVIDED. VOTING NOW VIA PROXY WILL NOT LIMIT YOUR RIGHT TO CHANGE YOUR VOTE OR TO ATTEND THE ANNUAL MEETING ONLINE.

ANNUAL MEETING OF STOCKHOLDERS OF

June 7, 2022

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, 2021 Annual Report, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18899/

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

  Please detach along perforated line and mail in the envelope provided.

00003333030000000000 6	060722

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

1.	Election of Directors:
		FOR	AGAINST	ABSTAIN
	Michael Barrett	☐	☐	☐

	Rachel Lam	☐	☐	☐

	Robert Spillane	☐	☐	☐

2.	To ratify the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the current fiscal year.	☐	☐	☐

3.	To approve, on an advisory basis, of the compensation of the company's named executive officers.	☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR” the election of directors, "FOR" Proposal 2 and "FOR" Proposal 3.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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Proxy for Annual Meeting of Stockholders on June 7, 2022

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints David L. Day and Aaron Saltz as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Magnite, Inc. held of record by the undersigned at the close of business on April 14, 2022 at the Annual Meeting of Stockholders to be held on Tuesday, June 7, 2022 at 2:00 p.m., Eastern Time, via live webcast, and at any postponement or adjournment thereof and to vote in their discretion upon such other matters as may be properly presented at the meeting.

(Continued and to be signed on the reverse side)

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